Exhibit (a)(1)(A)
U.S. Offer to Purchase for Cash
Any and All Outstanding American Depositary Shares
of
COMPAÑÍA ANÓNIMA NACIONAL TELÉFONOS DE VENEZUELA (CANTV)
for
US$14.84791 per American Depositary Share (“ADS”)
(each ADS representing seven Class D shares of common stock of
Compañía Anónima Nacional Teléfonos de Venezuela (CANTV) or “CANTV”)
by
THE BOLIVARIAN REPUBLIC OF VENEZUELA
THIS U.S. OFFER (THE “U.S. OFFER”) AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 8, 2007,
UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.
•	A summary of the principal terms of the U.S. Offer begins on page 1 of this U.S. Offer to Purchase. The U.S. Offer is subject to certain conditions. In conjunction with the U.S. Offer, the Bolivarian Republic of Venezuela (the “Venezuelan Republic”) is also making a separate offer in Venezuela to purchase any and all outstanding shares of common stock of CANTV, other than those already beneficially owned by the Venezuelan Republic, which represent approximately 6.59% of CANTV’s outstanding capital stock.

•	This U.S. Offer to Purchase is intended solely for holders of ADSs.

•	Holders of shares of Class D common stock of CANTV (“Class D Common Shares”) that wish to participate in the U.S. Offer may deposit their Class D Common Shares (“Deposited Class D Common Shares”) with Banco de Venezuela, SACA or Banco Venezolano de Crédito, as custodian, for the account of The Bank of New York, as the depositary for the ADS facility, with instructions for the ADSs to be issued therefor to be delivered to The Bank of New York, as the receiving agent for the U.S. Offer (the “ADS Receiving Agent”) for tender into the U.S. Offer. Upon the acceptance for payment of ADSs tendered into the U.S. Offer, The Bank of New York, as depositary for the ADSs, will deliver the ADSs in exchange for such Deposited Class D Common Shares to the ADS Receiving Agent. Holders of Deposited Class D Common Shares will not be responsible for any fees relating to such deposit of their Class D Common Shares.

•	This U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal contain important information and you should read them in their entirety before you decide whether to tender your ADSs (including ADSs delivered for Deposited Class D Common Shares) into the U.S. Offer.
     NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, OR THE SECURITIES REGULATORY AUTHORITY OF ANY OTHER JURISDICTION HAS: (A) APPROVED OR DISAPPROVED OF THE U.S. OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE U.S. OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS U.S. OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     Any questions or requests for assistance concerning the U.S. Offer or additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal, the ADS Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at its address and telephone number listed on the back cover of this U.S. Offer to Purchase. Beneficial holders of ADSs may also contact their broker, dealer, commercial bank or trust company for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:
D.F. King & Co., Inc.
The date of this U.S. Offer to Purchase is April 9, 2007

IMPORTANT INFORMATION
     This U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal contain important information and you should read them in their entirety before you make a decision whether to tender your ADSs into the U.S. Offer.
Internal Revenue Service Circular 230 Notice
     To ensure compliance with Internal Revenue Service Circular 230, taxpayers are hereby notified that any discussion of U.S. federal tax issues in this U.S. Offer to Purchase (or any attachment hereto) is not intended or written to be used, and cannot be used, (1) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code or (2) for promoting, marketing or recommending to another party any transaction or matter addressed herein.

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SUMMARY TERM SHEET
     This summary term sheet relates to the offer by the Bolivarian Republic of Venezuela (the “Venezuelan Republic”), upon the terms and subject to the conditions of this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal (together, as amended or supplemented from time to time, the “U.S. Offer”), to purchase any and all outstanding American Depositary Shares (“ADSs”) of Compañía Anónima Nacional Teléfonos de Venezuela (CANTV), a company (compañía anónima) organized under the laws of the Venezuelan Republic (“CANTV”), at a price of US$14.84791 per ADS in cash, without interest and subject to downward adjustment to reflect any dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer. The capital stock of CANTV is divided into four classes of common stock, nominal value Bs. 36.90182224915 per share (“Common Shares”): Class A, Class B, Class C and Class D. Each ADS represents seven Class D Common Shares. The U.S. Offer is open to all holders of ADSs, wherever the holders are located, but is not open to holders of Common Shares.
     You are urged to read carefully the remainder of this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal because the information in this summary term sheet is not complete and may not contain all information that is important to you. This summary term sheet is qualified in its entirety by reference to the more detailed information contained elsewhere in this U.S. Offer to Purchase. Questions and requests for assistance concerning the U.S. Offer may be directed to the Information Agent at its address and telephone number listed on the back cover of this U.S. Offer to Purchase.
     The following are some of the questions that you, as a holder of ADSs, may have and the answers to those questions.
Q:	Who is offering to buy my ADSs?

A:	The Venezuelan Republic is offering to buy your ADSs, upon the terms and subject to the conditions of this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal. For more information, see “THE U.S. OFFER – Section 8 – Certain Information Concerning the Venezuelan Republic.”

Q:	What are the classes and amounts of securities sought in the U.S. Offer?

A:	In the U.S. Offer, the Venezuelan Republic is seeking to purchase any and all outstanding ADSs of CANTV. For more information, see “INTRODUCTION” and “THE U.S. OFFER – Section 1 – Terms of the U.S. Offer; Expiration Date.”

Q:	How much is the Venezuelan Republic offering to pay for my ADSs in the U.S. Offer?

A:	In the U.S. Offer, the Venezuelan Republic is offering to pay each tendering ADS holder US$14.84791 per ADS in cash, without interest, upon the terms and subject to the conditions of this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal.

The price to be paid in the U.S. Offer will be adjusted downward to reflect any dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer. The price to be paid in the U.S. Offer would also be adjusted upward or downward to reflect changes, if any, in the official exchange rate in the Venezuelan Republic for the sale of U.S. dollars by Banco Central de Venezuela (the Central Bank of Venezuela) (“Bolivar Exchange Rate”) that affect the U.S. dollar value of the March 30, 2007 dividend described elsewhere in this U.S. Offer to Purchase. For more information, see “INTRODUCTION” and “THE U.S. OFFER – Section 1 – Terms of the U.S. Offer; Expiration Date.”

Q:	Who can participate in the U.S. Offer?

A:	The U.S. Offer is open to all holders of ADSs, wherever the holders are located, but is not open to holders of Common Shares. For more information, see “INTRODUCTION” and “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer.”

Q:	I hold Class D Common Shares. How can I participate in the U.S. Offer?

A:	If you hold Class D Common Shares and wish to participate in the U.S. Offer, you may deposit your Class D Common Shares in the ADS facility in exchange for ADS that will be tendered into the U.S. Offer. To do so:
•	prior to the expiration of the U.S. Offer, you must (1) deposit your Class D Common Shares (“Deposited Class D Common Shares”) with Banco de Venezuela, SACA or Banco Venezolano de Crédito, as custodian (each, a “Custodian”), for the account of The Bank of New York, as the depositary for the ADS facility (the “ADS Depositary”) pursuant to the Amended and Restated Deposit Agreement, dated September 10, 2000 (the “Deposit Agreement”), among CANTV, the ADS Depositary and holders from time to time of American Depositary Receipts (“ADRs”) issued thereunder, and (2) deliver the required documentation for the deposit of Class D Common Shares (which documentation must include instructions for the ADSs to be issued therefor to be delivered to The Bank of New York, as the receiving agent for the U.S. Offer (the “ADS Receiving Agent”) for tender into the U.S. Offer); and

•	you must comply with all terms and conditions required to validly tender ADSs in the U.S. Offer, except for the obligation to deliver the ADSs being tendered.
One ADS will be delivered for every seven Deposited Class D Common Shares. No fractional ADSs will be delivered. All Deposited Class D Common Shares not exchanged for ADSs will be returned to you, in accordance with your instructions, in the form of Class D Common Shares. You will not be responsible for any fees relating to the deposit of your Class D Common Shares into the account established for the ADS Receiving Agent.

If you hold Class D Common Shares and would like to participate in the U.S. Offer pursuant to the procedure described above, please contact the ADS Receiving Agent or the Information Agent using the telephone numbers and addresses set forth on the back cover page of this U.S. Offer to Purchase. See “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer.”

Q:	I hold common stock of CANTV. Is the Venezuelan Republic offering to buy my shares?

A:	Yes. In conjunction with the U.S. Offer, the Venezuelan Republic is making a separate offer in Venezuela (the “Venezuelan Offer” and, together with the U.S. Offer, the “Offers”) to purchase any and all outstanding Common Shares, other than those already beneficially owned by the Venezuelan Republic, at a price of the Bolivar equivalent (based on the Bolivar Exchange Rate as of the settlement date for the Venezuelan Offer on the Caracas Stock Exchange) of US$2.12113 per Common Share in cash, but subject to downward adjustment to reflect any dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date before the settlement date for the Venezuelan Offer and to a 1% withholding tax on proceeds from the sale of shares on the Caracas Stock Exchange (unless otherwise provided by an applicable income tax treaty). Based on the current Bolivar Exchange Rate of Bs. 2,150.00 per U.S. dollar, the Bolivar equivalent of US$2.12113 is Bs. 4,560.43. The price to be paid in the Venezuelan Offer would also be adjusted upward or downward to reflect changes, if any, in the Bolivar Exchange Rate that affect the U.S. dollar value of the March 30, 2007 dividend described elsewhere in this U.S. Offer to Purchase. The Venezuelan Offer is open to all holders of Common Shares, wherever the holders are located, but is not open to holders of ADSs. This U.S. Offer to Purchase is intended solely for holders of ADSs. For more information, see “INTRODUCTION” and “THE U.S. OFFER – Section 1 – Terms of the U.S. Offer; Expiration Date.”

Q:	Can I tender ADSs into the Venezuelan Offer?

A:	No. However, holders of ADSs who wish to participate in the Venezuelan Offer may surrender the ADRs representing their ADSs to the ADS Depositary, withdraw the Class D Common Shares represented by their ADSs and tender their Class D Common Shares into the Venezuelan Offer. Holders will bear all fees and expenses under the Deposit Agreement in connection with any withdrawal of Class D Common Shares under the Deposit Agreement. For more information, see “INTRODUCTION.”

Q:	Why is there a separate Venezuelan Offer?

A:	The Venezuelan Republic’s primary objective in making two separate offers is to comply with various U.S. and Venezuelan legal and regulatory requirements and restrictions applicable to tender offers, which are different and inconsistent in some ways. The Venezuelan Republic has requested from the U.S. Securities and Exchange Commission (the “SEC”), and the SEC has granted, exemptive relief from various provisions of Regulation 14D and Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For more information, see “EXEMPTIONS REQUESTED FROM THE U.S. SECURITIES AND EXCHANGE COMMISSION.”

Q:	What are the principal differences between the two Offers?

A:	The terms and conditions of the two Offers are substantially similar. However, because of differences in law and market practice between the United States and Venezuela, the rights of tendering holders under the two Offers are not identical. The most significant differences are:
•	Venezuelan law provides for tender offers to be kept open for between 20 and 30 Venezuelan stock exchange trading days, with a possible aggregate of 30 Venezuelan stock exchange trading days of extensions of the offering period beyond the initial expiration date available under certain circumstances, and in any event subject to prior approval of the Venezuelan Comisión Nacional de Valores (the Venezuelan Securities Commission or “CNV”). U.S. law, on the other hand, could require that the U.S. Offer be extended under certain circumstances, and further could require that the U.S. Offer be kept open longer than the maximum 60 Venezuelan stock exchange trading days potentially available for the Venezuelan Offer.

•	U.S. law requires that a person making a tender offer must pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the tender offer. Under Venezuelan law and practice, however, an offeror pays for securities tendered into an offer following the settlement of the purchase of those securities at a special session of the Caracas Stock Exchange, which is typically held on or before the fifth Venezuelan stock exchange trading day following the expiration date of the offer. Payment for securities tendered into the offer is then made within five Venezuelan stock exchange trading days after the special session.
The Venezuelan Republic presently intends to make the offer periods for the Venezuelan Offer and the U.S. Offer the same; however, in the event an extension of the U.S. Offer is required and an extension of the Venezuelan Offer is not approved by the CNV, including an extension that would cause the Venezuelan Offer to be open beyond a total of 60 Venezuelan stock exchange trading days, the U.S. Offer would expire after the expiration of the Venezuelan Offer.

Following settlement of the purchase of Common Shares tendered into the Venezuelan Offer at the special session of the Caracas Stock Exchange (the “CANTV Special Session”), payment will be made to holders tendering Common Shares into the Venezuelan Offer not later than five Venezuelan trading days after the CANTV Special Session. Payment for ADSs accepted in the U.S. Offer will be made as promptly as practicable following the CANTV Special Session, but in any event no later than ten Caracas Stock Exchange trading days after the expiration of the Venezuelan Offer. For more information, see “THE U.S. OFFER – Section 2 – Acceptance for Payment” and “THE U.S. OFFER – Section 10 – Extension of the Tender Period; Termination, Amendment.”

Q:	What is the purpose of the Offers?

A:	The purpose of the Offers is for the Venezuelan Republic to acquire control of CANTV. The Offers are for any and all of the outstanding ADSs and Common Shares of CANTV (other than those already beneficially owned by the Venezuelan Republic, which represent approximately 6.59% of CANTV’s outstanding capital stock). Pursuant to, and subject to the terms and conditions of, a memorandum of understanding, dated February 12, 2007 (the “Verizon Memorandum”), among the Venezuelan Republic, Verizon Communications Inc. (“Verizon”) and Verizon’s affiliate, GTE Venholdings B.V. (“GTE Venholdings”), GTE Venholdings has agreed to tender all ADSs and Common Shares owned beneficially or of record by it (representing approximately 28.51% of CANTV’s outstanding capital stock) into the Offers. For more information, see “THE U.S. OFFER – Section 14 – Purpose of the Offers.”

Q:	What are the Venezuelan Republic’s plans for CANTV if the Offers are successful?

A:	The Venezuelan Republic intends to cause CANTV (1) to serve as an instrument for development that covers the entire country, focused on social inclusion and territorial integration and not exclusively on profitability, (2) to take advantage of the efficiencies of its new strategic and operating model to bring benefits to the users of greatest social interest, and (3) to bridge the gaps in, and improve progressively, coverage for fixed and mobile telephone, data network and internet, broad band and advanced services. The Venezuelan Republic intends, among other objectives, to:
•	promote the access by all citizens to CANTV’s services;

•	position CANTV’s services as human rights;

•	cause CANTV to coordinate and provide shared services for companies and institutions of the Venezuelan Republic;

•	cause CANTV to promote the development of telecommunications infrastructure in the center, south and eastern regions of the Venezuelan Republic, in coordination with other state-owned or state-controlled entities whose assets include telecommunications infrastructure;

•	cause CANTV to represent the Venezuelan Republic in the development of regional integration projects and investments in other countries; and

•	cause CANTV to contribute to the formation of a technological system to move the Venezuelan Republic toward a greater level of national technological development.
The Venezuelan Republic intends to cause CANTV to invest in infrastructure projects in the south and east of the Venezuelan Republic through a new economic model that would involve participation of small- and medium-sized companies, cooperatives and socially conscious businesses, as well as international investors. In addition, as a state-owned company, CANTV will be required to manage and conduct its operations in compliance with Venezuela’s National Development Plans as in effect from time to time and the policies, guidelines, plans and strategies for the telecommunications sector established from time to time by the Ministry of the Popular Power for the Telecommunications and Informatics.

For more information, see “THE U.S. OFFER – Section 16 – Plans for CANTV; Certain Effects of the Offers.”

Q:	Will I have to pay any fees or commissions if I choose to tender my ADSs?

A:	If you are the record holder of your ADSs and you tender your ADSs into the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your ADSs through a broker or other nominee, your broker or nominee may charge you a fee for tendering ADSs on your behalf and the Venezuelan Republic will not be responsible for paying that fee. You should consult with your broker or nominee to determine whether any fees or similar expenses will apply. Tendering holders of ADSs could have to pay transfer taxes on the sale of their ADSs in the U.S. Offer in certain limited cases described in Instruction 6 of the ADS Letter of Transmittal. Holders that surrender ADRs representing their ADSs and withdraw the Class D Common Shares represented by the ADSs, including for the purpose of tendering those Class D Common Shares into the Venezuelan Offer, will bear all associated fees and expenses under the Deposit Agreement. For more information, see “INTRODUCTION,” “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer” and Instruction 6 of the ADS Letter of Transmittal.

Q:	Does the Venezuelan Republic have any agreements with respect to the Offers with any of CANTV’s shareholders?

A:	Yes. On February 12, 2007, the Venezuelan Republic, Verizon and Verizon’s affiliate, GTE Venholdings, entered into the Verizon Memorandum, pursuant to, and subject to the terms and conditions of, which: (1) the Venezuelan Republic agreed to conduct the Offers, and (2) GTE Venholdings agreed to tender all ADSs and Common Shares owned beneficially or of record by it (representing approximately 28.51% of CANTV’s outstanding capital stock) into the Offers for an aggregate price of approximately US$572 million.

Under the terms of the Verizon Memorandum, the price to be paid in the U.S. Offer must be no less than US$17.85 per ADS, and the price to be paid in the Venezuelan Offer must be no less than the Bolivar equivalent (based on the Bolivar Exchange Rate) of US$2.55 per Common Share (other than Common Shares represented by ADSs). In addition, the Verizon Memorandum provides that the price to be paid in the Offers (including the aggregate price to be paid to GTE Venholdings in the Offers) is subject to (1) downward adjustment to give effect to any dividend with a record date after the date of the Verizon Memorandum and prior to the closing of the Offers and (2) a 1% withholding tax on proceeds from the sale of shares on the Caracas Stock Exchange, to the extent applicable.

At a shareholders’ meeting on March 30, 2007, the shareholders of CANTV approved a dividend of Bs. 922.07 per Common Share (equivalent to approximately US$0.42887 based on the current Bolivar Exchange Rate), with a record date of April 12, 2007 and a payment date of April 18, 2007. As a result, the price to be paid in the Offers has been reduced to US$14.84791 per ADS and the Bolivar equivalent (based on the Bolivar Exchange Rate as of the settlement date for the Venezuelan Offer on the Caracas Stock Exchange) of US$2.12113 per Common Share. In accordance with the Verizon Memorandum, the price will be adjusted downward to reflect any additional dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer (or, in the case of the Venezuelan Offer, the settlement date for Common Shares tendered into the Venezuelan Offer). For more information, see “INTRODUCTION” and “THE U.S. OFFER – Section 15 – The Verizon Memorandum.”

The terms of the U.S. Offer as contained in this U.S. Offer to Purchase and of the Venezuelan Offer differ in certain respects from the requirements of the Verizon Memorandum, including with respect to the conditions to the Offers that are contemplated by the Verizon Memorandum. Nevertheless, the Venezuelan Republic has no reason to believe that GTE Venholdings will not tender the ADSs and Common Shares it owns beneficially or of record into the Offers. For more information, see “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer,” “THE U.S. OFFER – Section 14 – Purpose of the Offers” and “THE U.S. OFFER – Section 15 – The Verizon Memorandum.”

Q:	Does the Venezuelan Republic have any agreements with respect to the Offers with CANTV?

A:	No. The Venezuelan Republic does not have any agreements with CANTV with respect to the Offers, although since execution of the Verizon Memorandum CANTV has given the Venezuelan Republic access to information for due diligence and transition planning purposes. For more information, see “THE U.S. OFFER – Section 15 – The Verizon Memorandum.”

Q:	Does the Venezuelan Republic have the financial resources to make the payments required in the Offers?

A:	The Venezuelan Republic has sufficient funds to purchase the ADSs and Common Shares being sought in the Offers and to pay related costs and expenses. The Venezuelan Republic’s source of funds will be available cash on hand. The Offers are not conditioned upon the receipt of financing by the Venezuelan Republic. For more information, see “THE U.S. OFFER – Section 9 – Source and Amount of Funds.”

Q:	Is the Venezuelan Republic’s financial condition material to my decision whether to tender into the U.S. Offer?

A:	The Venezuelan Republic does not believe that its financial condition is material to your decision whether to tender into the U.S. Offer because:

•	only cash consideration is being offered;

•	the Offers are for any and all outstanding capital stock of CANTV (other than those already beneficially owned by the Venezuelan Republic); and

•	the Offers are not subject to any financing condition.
For more information, see “THE U.S. OFFER – Section 8 – Certain Information Concerning the Venezuelan Republic” and “THE U.S. OFFER – Section 9 – Source and Amount of Funds.”

Q:	What is CANTV’s position with respect to the Offers?

A:	As of the date of this U.S. Offer to Purchase, CANTV has not publicly taken a position as to whether it recommends acceptance or rejection of the Offers, whether it expresses no opinion and remains neutral toward the Offers, or whether it is unable to take a position with respect to the Offers. Regulation 14E under the Exchange Act requires CANTV to publish, send or give to holders of ADSs and Common Shares within ten business days from the commencement date of the U.S. Offer, a statement disclosing whether CANTV supports, rejects or does not take a position on the U.S. Offer. In addition, pursuant to Venezuelan law, CANTV is required to file a statement with the CNV within five Venezuelan stock exchange trading days from commencement of the Venezuelan Offer. In this filing, CANTV must state whether it supports, rejects or does not take a position on the Venezuelan Offer.

Q:	Does the Venezuelan Republic currently own any CANTV securities?

A:	Yes. The Venezuelan Republic, through Banco de Desarrollo Económico y Social de Venezuela (the Venezuelan Economic and Social Development Fund Bank) and the Venezuelan Ministerio del Poder Popular para la Infraestructura (the Venezuelan Ministry of the Popular Power for Infrastructure), beneficially owns Class B Common Shares that represent approximately 6.59% of CANTV’s outstanding capital stock. Through its beneficial ownership of Class B Common Shares, the Venezuelan Republic has the right to appoint one director to CANTV’s board of directors and to approve certain extraordinary corporate actions, including by-law amendments. For more information, see “THE U.S. OFFER – Section 7 – Certain Information Concerning CANTV.”

Q:	What are the conditions to the U.S. Offer?

A:	The Venezuelan Republic’s obligations in respect of the U.S. Offer, including its obligation to purchase ADSs validly tendered into the U.S. Offer, are subject to satisfaction of each of the following conditions:
•	there shall have been validly tendered in accordance with the terms of the Offers prior to the expiration of the Offers and not withdrawn such number of Common Shares and ADSs representing a number of Class D Common Shares that, together with the number of Common Shares already beneficially owned by the Venezuelan Republic at the expiration of the Offers, represent at least a majority of the then-outstanding Common Shares (including Class D Common Shares represented by ADSs) (the “Minimum Tender Condition”);

•	the execution of the Verizon Memorandum, the commencement of the Offers or the consummation of the transactions contemplated by the Verizon Memorandum shall not have (1) resulted in a default, termination or limitation of rights or in the acceleration of any payment obligations under any agreement or arrangement to which CANTV or any of its subsidiaries is a party or by which any of them is bound or (2) otherwise triggered any change of control provision in any such agreement or arrangement that individually, or in the aggregate, would be reasonably likely to have a material adverse effect on the business, operations, financial condition, or results of operations of CANTV and its subsidiaries, taken as a whole;

•	any approval, authorization or relief that may be required from the Venezuelan Superintendencia para la Promoción y Protección de la Libre Competencia (the Venezuelan Superintendent of Promotion and Protection of Free Competition), the Venezuelan Comisión Nacional de Telecomunicaciones (the Venezuelan National Telecommunications Commission), the CNV or the SEC to consummate the Offers shall have been obtained and shall remain effective;

•	GTE Venholdings shall not have breached its obligation under, and subject to the terms and conditions of, the Verizon Memorandum to tender its ADSs and Common Shares into the Offers;

•	CANTV shall not have declared any dividends other than as required by law;

•	there shall not have occurred any change in CANTV’s outstanding capitalization or any material corporate reorganization or restructuring or similar transaction; and

•	the conditions to the Venezuelan Offer shall have been satisfied or waived by the Venezuelan Republic. For more information, see “THE U.S. OFFER – Section 12 – Conditions to the Venezuelan Offer.”
The Venezuelan Republic may waive any of the foregoing conditions. Under Venezuelan law, the Venezuelan Republic may waive the Minimum Tender Condition only if there has been validly tendered in accordance with the terms of the Offers prior to the expiration of the Offers and not withdrawn such number of Common Shares (including Class D Common Shares represented by ADSs) that, together with the number of Common Shares already beneficially owned by the Venezuelan Republic at the expiration of the Offers, represent at least 75% of a majority of the then-outstanding Common Shares (including Class D Common Shares represented by ADSs). References in this U.S. Offer to Purchase to any dividend declaration by CANTV are not intended to constitute a waiver by the Venezuelan Republic of any of the foregoing conditions. For more information, see “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer.”

Q:	How long do I have to decide whether to tender into the U.S. Offer?

A:	You have until 5:00 p.m., New York City time, on Tuesday, May 8, 2007 (as may be extended, the “Expiration Date”), to tender your ADSs into the U.S. Offer, unless the U.S. Offer is extended, in which event you will have until such time on the new Expiration Date as is publicly announced at the time of the extension to tender your ADSs into the U.S. Offer. If your ADSs are held by a broker, bank or other nominee, your nominee may require notification before the Expiration Date in order to make timely delivery of your ADSs and any necessary tender documents. If you cannot deliver everything that is required to make a valid tender of your ADSs by the specified time on the Expiration Date, you may be able to use the guaranteed delivery procedure set forth in “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer.”

Q:	Can the U.S. Offer be extended and under what circumstances?

A:	If the conditions to the Venezuelan Republic’s obligation to purchase the ADSs and Common Shares tendered into the Offers have not been satisfied or waived, the Venezuelan Republic may from time to time extend the Expiration Date of the U.S. Offer and the Venezuelan Offer to a later date, subject in the case of any extensions of the Venezuelan Offer to the approval of the CNV.

The Venezuelan Republic may elect to provide a subsequent offering period following the expiration of the U.S. Offer. A subsequent offering period, if one is included, is not an extension of the U.S. Offer, which already would have been completed. A subsequent offering period is an additional period of time beginning after the Venezuelan Republic has completed the purchase of the ADSs tendered during the U.S. Offer, during which holders of ADSs that did not participate in the U.S. Offer may tender, but not withdraw, their ADSs and receive the offer consideration.

For more information, see “THE U.S. OFFER – Section 1 – Terms of the U.S. Offer; Expiration Date” and “THE U.S. OFFER – Section 4 – Withdrawal Rights.”

Q:	How will I be notified if the U.S. Offer is extended?

A:	If the Venezuelan Republic decides to extend the U.S. Offer, the Venezuelan Republic will inform the ADS Receiving Agent of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. For more information, see “THE U.S. OFFER – Section 10 – Extension of the Tender Period; Termination, Amendment.”

Q:	I hold ADRs for my ADSs. How do I tender my ADSs into the U.S. Offer?

A:	If you hold ADSs evidenced by ADRs issued under the Deposit Agreement, complete and sign the ADS Letter of Transmittal and send it, together with the ADRs evidencing your ADSs and any other required documents, to the ADS Receiving Agent at one of the addresses listed on the back cover of this U.S. Offer to Purchase before the expiration of the U.S. Offer. If you are unable to deliver any required document or instrument to the ADS Receiving Agent by the expiration of the U.S. Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the ADS Receiving Agent within three New York Stock Exchange trading days. For the tender to be valid, however, the ADS Receiving Agent must receive the missing items within that three trading day period. For more information, see “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer.”

Q:	I hold ADSs in “street” name. How do I participate in the U.S. Offer?

A:	If you hold ADSs in “street” name, instruct your broker or custodian to arrange, before the Expiration Date, for the book-entry transfer of your ADSs into the ADS Receiving Agent’s account at The Depository Trust Company and for the delivery of an Agent’s Message to the ADS Receiving Agent at one of its addresses listed on the back cover of this U.S. Offer to Purchase. You will be provided with a form to instruct your broker or custodian to tender your ADSs. This form will also be available from the Information Agent. Any holder who desires to tender ADSs and who cannot comply with the procedures for book-entry transfer on a timely basis, may tender those ADSs pursuant to the guaranteed delivery procedure set forth in “THE U.S. OFFER – Section 3 — Procedures for Tendering ADSs into the U.S. Offer.” For more information, see “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer.”

Q:	Can I withdraw my previously-tendered ADSs?

A:	Yes. You can withdraw your previously-tendered ADSs (and any Deposited Class D Common Shares held by a Custodian) at any time until the U.S. Offer has expired. In addition, if the Venezuelan Republic has not accepted tendered ADSs for payment by Friday, June 8, 2007, you can withdraw your ADSs (or Deposited Class D Common Shares) at any time after such date and prior to such acceptance. For more information, see “THE U.S. OFFER – Section 1 – Terms of the U.S. Offer; Expiration Date” and “THE U.S. OFFER – Section 4 – Withdrawal Rights.”

Q:	How do I withdraw my previously-tendered ADSs?

A:	To withdraw your previously-tendered ADSs (or Deposited Class D Common Shares held by a Custodian) from the U.S. Offer, you must deliver an originally signed written notice of withdrawal, or a facsimile of one, with the required information to the ADS Receiving Agent while you have the right to withdraw ADSs. If you have Deposited Class D Common Shares held by a Custodian, the ADS Receiving Agent will instruct the Custodian to return your Class D Common Shares. For more information, see “THE U.S. OFFER – Section 1 – Terms of the U.S. Offer; Expiration Date” and “THE U.S. OFFER – Section 4 – Withdrawal Rights.”

Q:	If I tender my ADSs into the U.S. Offer, when will I be paid?

A:	If the conditions to the U.S. Offer are waived or satisfied and the Venezuelan Republic consummates the Offers and accepts your ADSs for payment, the ADS Receiving Agent will receive payment for your ADSs promptly following the CANTV Special Session, which will be held not later than five Caracas Stock Exchange trading days following the Expiration Date (assuming the Offers expire simultaneously). The ADS Receiving Agent will make payment to tendering holders as promptly as practicable thereafter, but in any event within ten Caracas Stock Exchange trading days following the Expiration Date. For more information, see “THE U.S. OFFER – Section 2 – Acceptance for Payment.”

Q:	What are the material United States Federal Income and Venezuelan tax consequences of tendering ADSs?

A:	The receipt of cash for ADSs pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “THE U.S. OFFER – Section 5 – Material Tax Considerations”) who sells ADSs pursuant to the U.S. Offer will recognize taxable gain or loss for U.S. federal income tax purposes equal to the difference between the holder’s amount realized and the holder’s tax basis in the ADSs sold pursuant to the U.S. Offer. Generally, gain on the sale of ADSs realized by a nonresident of Venezuela will not be subject to Venezuelan income tax. For more information, see “THE U.S. OFFER – Section 5 – Material Tax Considerations.”

Q:	If I decide not to tender, how will the Offers affect my ADSs?

A:	If you do not tender your ADSs and the Offers are consummated, you could be affected in the following ways:
•	The purchase of the ADSs pursuant to the U.S. Offer and the purchase of the Common Shares pursuant to the Venezuelan Offer will reduce the number of ADSs and Class D Common Shares that might otherwise trade publicly and depending upon the number of ADSs and Common Shares purchased, could adversely affect the liquidity and market value of the remaining ADSs and Common Shares held by the public.

•	It is possible that, due to decreases in trading volume and the number of holders of ADSs following the U.S. Offer, the ADSs will no longer meet the listing requirements of the New York Stock Exchange. If the ADSs fail to meet the New York Stock Exchange listing requirements, the New York Stock Exchange may elect to delist the ADSs. Even if the ADSs are not delisted by the New York Stock Exchange, the Venezuelan Republic may cause CANTV to examine whether the continued listing of ADSs on the New York Stock Exchange or Class D Common Shares on the Caracas Stock Exchange is necessary, desirable and consistent with CANTV’s business goals and objectives.

•	If the ADSs are delisted from the New York Stock Exchange, CANTV may deregister the ADSs (and the Class D Common Shares) under the Exchange Act so long as there are fewer than 300 record holders of the ADSs (and Class D Common Shares) resident in the United States. If the ADSs (and the Class D Common Shares) are no longer registered under the Exchange Act, the information CANTV would be required to furnish to holders of ADSs and to the SEC would be substantially reduced.

•	The Venezuelan Republic is currently considering whether to cause CANTV to terminate the Deposit Agreement following the Offers. If the Deposit Agreement is terminated, holders of ADSs will be entitled to receive seven Class D Common Shares in exchange for each ADS held by them. Holders of ADSs will be required to pay the ADS Depositary up to US$5.00 per 100 ADSs to surrender their ADSs for delivery of Class D Common Shares, and such other fees and charges incurred by the ADS Depositary and taxes and other government charges relating to such exchange, and satisfy other conditions in accordance with the Deposit Agreement in order to receive such Class D Common Shares. In accordance with the Deposit Agreement, the ADS Depositary will have the right to sell the Class D Common Shares underlying your ADSs beginning six months after the date the Deposit Agreement terminates if your ADSs have not been properly surrendered. After that time, you will be entitled to receive only the proceeds of such sale and any cash or other property received by the ADS Depositary, which the ADS Depositary will hold uninvested, less any applicable fees and other charges in accordance with the Deposit Agreement.
For more information, see “THE U.S. OFFER – Section 16 – Plans for CANTV; Certain Effects of the Offers.”

Q:	Do the holders of ADSs or Common Shares have appraisal rights in connection with the Offers?

A:	Neither holders of ADSs nor holders of Common Shares have appraisal rights in connection with the U.S. Offer or the Venezuelan Offer.

Also, your tender of ADSs will constitute your irrevocable waiver and release, to the maximum extent permissible under applicable law and effective upon the Venezuelan Republic’s payment for the ADSs you tender into the U.S. Offer, of any and all claims of any nature that you might have against the Venezuelan Republic or any of its affiliates in relation to the U.S. Offer or to your ownership of Common Shares and/or ADSs. For more information, see “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer” and “THE U.S. OFFER – Section 16 – Plans for CANTV; Certain Effects of the Offers.”

Q:	What is the market value of my ADSs as of a recent date?

A:	On February 9, 2007, the last trading day before the public announcement in Venezuela of the execution of the Verizon Memorandum, the reported closing sales price of ADSs on the New York Stock Exchange was US$15.92 per ADS. On March 29, 2007 (the day of filing of the offer documents relating to the Venezuelan Offer with the CNV), the reported closing sales price of ADSs on the New York Stock Exchange was US$17.29 per ADS. On April 4, 2007, the reported closing sales price of ADSs on the New York Stock Exchange was US$17.27 per ADS. For more information, see “THE U.S. OFFER – Section 6 – Price Range of ADSs and Class D Common Shares; Dividends.”

Q:	Who can I talk to if I have questions about the U.S. Offer?

A:	If you have any questions about the U.S. Offer, you can contact D.F. King & Co., Inc. at (800) 697-6975. D.F. King & Co., Inc. is acting as the information agent for the U.S. Offer. See the back cover of this U.S. Offer to Purchase.
     This U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal contain important information and you should read them in their entirety before you make a decision whether to tender your ADSs into the U.S. Offer.

EXPLANATORY NOTES
Certain Definitions
     In this U.S. Offer to Purchase, unless otherwise specified:
•	references to “U.S.” or “United States” are references to the United States of America;

•	references to “United States dollars”, “U.S. dollars”, “US$”, “$” or “dollars” are to the lawful currency of the United States;

•	references to “Venezuela” are references to the Bolivarian Republic of Venezuela; and

•	references to “Venezuelan Bolivars”, “Bolivars” or “Bs.” are to the lawful currency of Venezuela.
     Except where otherwise specified in this U.S. Offer to Purchase or where the context otherwise requires, any reference to ADSs in the description of the terms of the U.S. Offer, including under the heading “THE U.S. OFFER,” include ADSs that have been or will be delivered for Deposited Class D Common Shares.
ENFORCEABILITY OF CIVIL LIABILITIES
     The Venezuelan Republic is a foreign sovereign state. As a result, except as set forth in this U.S. Offer to Purchase, it may not be possible to effect service of process within the United States upon the Venezuelan Republic or to enforce, in non-Venezuelan courts, judgments against the Venezuelan Republic. The Venezuelan Republic believes that there are potential defenses to the enforceability, in original actions in Venezuelan courts, of liabilities predicated solely on the United States federal and state securities laws and as to the enforceability in Venezuelan courts of judgments of United States courts obtained in actions predicated upon the provisions of the U.S. federal and state securities laws.

INTRODUCTION
     Upon the terms and subject to the conditions of this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal (together, as amended or supplemented from time to time, the “U.S. Offer”), the Bolivarian Republic of Venezuela (the “Venezuelan Republic”) hereby offers to purchase any and all outstanding American Depositary Shares (“ADSs”) of Compañia Anónima Nacional Teléfonos de Venezuela (CANTV), a company (compañía anónima) organized under the laws of the Venezuelan Republic (“CANTV”), at a price of US$14.84791 per ADS in cash, without interest and subject to downward adjustment to reflect any dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer. The capital stock of CANTV is divided into four classes of common stock, nominal value Bs. 36.90182224915 per share (“Common Shares”): Class A, Class B, Class C and Class D. Each ADS represents seven Class D Common Shares.
     In conjunction with the U.S. Offer, the Venezuelan Republic is making a separate offer in Venezuela (the “Venezuelan Offer” and, together with the U.S. Offer, the “Offers”) to purchase any and all outstanding Common Shares, other than those already beneficially owned by the Venezuelan Republic, at a price of the Bolivar equivalent (based on the official exchange rate in the Venezuelan Republic for the sale of U.S. dollars by Banco Central de Venezuela (the Central Bank of Venezuela) (“Bolivar Exchange Rate”) as of the settlement date for the Venezuelan Offer on the Caracas Stock Exchange) of US$2.12113 per Common Share in cash, but subject to downward adjustment to reflect any dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the settlement date for the Venezuelan Offer and to a 1% withholding tax on proceeds from the sale of shares on the Caracas Stock Exchange (unless otherwise provided by an applicable income tax treaty). Based on the current Bolivar Exchange Rate of Bs. 2,150.00 per U.S. dollar, the Bolivar equivalent of US$2.12113 is Bs. 4,560.43. The Venezuelan Offer is open to all holders of Common Shares, wherever the holders are located, but is not open to holders of ADSs. This U.S. Offer to Purchase is intended solely for holders of ADSs.
     The Verizon Memorandum provides that the price to be paid in the Offers will be adjusted downward to reflect any dividends declared and paid by CANTV with a record date that is fixed as of a date between February 12, 2007 and the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer (or, in the case of the Venezuelan Offer, the settlement date for Common Shares tendered into the Venezuelan Offer). At a shareholders’ meeting on March 30, 2007, the shareholders of CANTV approved a dividend of Bs. 922.07 per Common Share (equivalent to approximately US$0.42887 based on the current Bolivar Exchange Rate), with a record date of April 12, 2007 and a payment date of April 18, 2007. As a result, the price to be paid in the Offers has been reduced to US$14.84791 (from US$17.85) per ADS and the Bolivar equivalent (based on the Bolivar Exchange Rate as of the settlement date for the Venezuelan Offer on the Caracas Stock Exchange) of US$2.12113 (from US$2.55) per Common Share. In accordance with the Verizon Memorandum, the price to be paid in the Offers will be adjusted downward to reflect any additional dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer (or, in the case of the Venezuelan Offer, the settlement date for Common Shares tendered into the Venezuelan Offer). The price to be paid in the Offers would also be adjusted upward or downward to reflect changes, if any, in the Bolivar Exchange Rate that affect the U.S. dollar value of the March 30, 2007 dividend. See “THE U.S. OFFER – Section 1 – Terms of the U.S. Offer; Expiration Date.”
     The terms and conditions of the two Offers are substantially similar. However, because of differences in law and market practice between the United States and Venezuela, the rights of tendering holders under the two Offers are not identical. The most significant differences are:
•	Venezuelan law provides for tender offers to be kept open for between 20 and 30 Venezuelan stock exchange trading days, with a possible aggregate of 30 Venezuelan stock exchange trading days of extensions of the offering period beyond the initial expiration date available under certain circumstances, and in any event subject to prior approval of the Venezuelan Comisión Nacional de Valores (the Venezuelan Securities Commission or “CNV”). U.S. law, on the other hand, could require that the U.S. Offer be extended under certain circumstances, and further could require that the U.S. Offer be kept open longer than the maximum 60 Venezuelan stock exchange trading days potentially available for the Venezuelan Offer.

•	U.S. law requires that a person making a tender offer must pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the tender offer. Under Venezuelan law and practice, however, an offeror pays for securities tendered into an offer following the settlement of the purchase of those securities at a special session of the Caracas Stock Exchange, which is typically held on or before the fifth Venezuelan stock exchange trading day following the expiration date of the offer. Payment for securities tendered into the offer is then made within five Venezuelan stock exchange trading days after the special session.
     The Venezuelan Republic presently intends to make the offer periods for the Venezuelan Offer and the U.S. Offer the same; however, in the event an extension of the U.S. Offer is required and an extension of the Venezuelan Offer is not approved by the CNV, including an extension that would cause the Venezuelan Offer to be open beyond a total of 60 Venezuelan stock exchange trading days, the U.S. Offer would expire after the expiration of the Venezuelan Offer.
     Following settlement of the purchase of Common Shares tendered into the Venezuelan Offer at the special session of the Caracas Stock Exchange (the “CANTV Special Session”), payment will be made to holders tendering Common Shares into the Venezuelan Offer not later than five Venezuelan trading days after the CANTV Special Session. Payment for ADSs accepted in the U.S. Offer will be made as promptly as practicable following the CANTV Special Session, but in any event no later than ten Caracas Stock Exchange trading days after the expiration of the Venezuelan Offer. For more information, see “THE U.S. OFFER – Section 2 – Acceptance for Payment” and “THE U.S. OFFER – Section 10 – Extension of the Tender Period; Termination, Amendment.”
     If the Venezuelan Republic were to increase the price per Common Share to be paid in the Venezuelan Offer, the Venezuelan Republic would correspondingly increase the price per ADS to be paid in the U.S. Offer (taking into account that each ADS represents seven Class D Common Shares). If the Venezuelan Republic were to increase the price per ADS to be paid in the U.S. Offer, the Venezuelan Republic would correspondingly increase the price per Common Share in the Venezuelan Offer (taking into account that each ADS represents seven Class D Common Shares).
     The U.S. Offer is open to all holders of ADSs, wherever the holders are located, but is not open to holders of Common Shares. Holders of Common Shares may tender their Common Shares into the Venezuelan Offer. In addition, holders of Class D Common Shares may participate in the U.S. Offer by depositing their Class D Common Shares (the “Deposited Class D Common Shares”) with Banco de Venezuela, SACA or Banco Venezolano de Crédito, as custodian (each, a “Custodian”), for the account of The Bank of New York, as the depositary for the ADS facility (the “ADS Depositary”) pursuant to the Amended and Restated Deposit Agreement, dated September 10, 2000 (the “Deposit Agreement”), among CANTV, the ADS Depositary and holders from time to time of American Depositary Receipts (“ADRs”) issued thereunder. In connection with such deposit, holders must deliver to the Custodians the required documentation for the deposit of Class D Common Shares, including instructions for the ADSs to be issued therefor to be delivered to The Bank of New York, as the receiving agent for the U.S. Offer (the “ADS Receiving Agent”). Those holders must also deliver the ADS Letter of Transmittal and other documentation required for tendering ADSs to the ADS Receiving Agent. Upon the Venezuelan Republic’s acceptance for payment of ADSs tendered in the U.S. Offer, the ADS Depositary will deliver ADSs for Deposited Class D Common Shares (taking into account that each ADS represents seven Class D Common Shares) and, in accordance with the holders’ instructions, deliver those ADSs to the ADS Receiving Agent for tender into the U.S. Offer. Holders of Deposited Class D Common Shares will not be responsible for any fees relating to such deposit of their Class D Common Shares.
     The Venezuelan Offer is open to all holders of Common Shares, wherever the holders are located, but is not open to holders of ADSs. Holders of ADSs that wish to participate in the Venezuelan Offer may surrender the ADRs representing their ADSs to the Custodians, withdraw the Class D Common Shares represented by their ADSs and subsequently tender those Class D Common Shares into the Venezuelan Offer. Holders of ADSs will bear all fees and expenses under the Deposit Agreement in connection with any such withdrawal of Class D Common Shares under the Deposit Agreement. See “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer.”
     Holders that wish to withdraw or deposit their Common Shares from or into the ADS facility before tendering must allow sufficient time to do so.
     This U.S. Offer to Purchase is intended solely for holders of ADSs.

     On February 12, 2007, the Venezuelan Republic and Verizon Communications Inc. (“Verizon”) and Verizon’s affiliate, GTE Venholdings B.V. (“GTE Venholdings”), entered into a memorandum of understanding (the “Verizon Memorandum”) pursuant to, and subject to the terms and conditions of, which: (1) the Venezuelan Republic agreed to conduct the Offers and (2) GTE Venholdings agreed to tender all ADSs and Common Shares owned beneficially or of record by it (which represent approximately 28.51% of CANTV’s outstanding capital stock) into the Offers for an aggregate price of approximately US$572 million. Under the terms of the Verizon Memorandum, the price to be paid in the U.S. Offer must be no less than US$17.85 per ADS, and the price to be paid in the Venezuelan Offer must be no less than the Bolivar equivalent (based on the Bolivar Exchange Rate) of US$2.55 per Common Share (other than Common Shares represented by ADSs). In addition, the Verizon Memorandum provides that the price to be paid in the Offers (including the aggregate price to be paid to GTE Venholdings in the Offers) is subject to (1) downward adjustment to give effect to any dividend with a record date after the date of the Verizon Memorandum and prior to the closing of the Offers and (2) a 1% withholding tax on proceeds from the sale of shares on the Caracas Stock Exchange, to the extent applicable. At a shareholders’ meeting on March 30, 2007, the shareholders of CANTV approved a dividend of Bs. 922.07 per Common Share (equivalent to approximately US$0.42887 based on the current Bolivar Exchange Rate), with a record date of April 12, 2007 and a payment date of April 18, 2007. As a result, the price to be paid in the Offers has been reduced to US$14.84791 per ADS and the Bolivar equivalent (based on the Bolivar Exchange Rate as of the settlement date for the Venezuelan Offer on the Caracas Stock Exchange) of US$2.12113 per Common Share. In accordance with the Verizon Memorandum, the price will be adjusted downward to reflect any additional dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer (or, in the case of the Venezuelan Offer, the settlement date for Common Shares tendered into the Venezuelan Offer). See “THE U.S. OFFER – Section 15 – The Verizon Memorandum.”
     The U.S. Offer is subject to certain conditions. See “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer” for more information.
     Except for the purchase of Common Shares in the Venezuelan Offer, the Venezuelan Republic has not purchased or made any arrangement to purchase, and will not purchase or make any arrangement to purchase, ADSs or Common Shares outside of the U.S. Offer from February 12, 2007 until the expiration date of the U.S. Offer.
     As of the date of this U.S. Offer to Purchase, CANTV has not publicly taken a position as to whether it recommends acceptance or rejection of the Offers, whether it expresses no opinion and remains neutral toward the Offers, or whether it is unable to take a position with respect to the Offers. Regulation 14E under the Exchange Act requires CANTV to publish, send or give to holders of ADSs and Common Shares within ten business days from the commencement date of the U.S. Offer, a statement disclosing whether CANTV supports, rejects or does not take a position on the U.S. Offer. In addition, pursuant to Venezuelan law, CANTV is required to file a statement with the CNV within five Venezuelan stock exchange trading days from commencement of the Venezuelan Offer. In this filing, CANTV must state whether it supports, rejects or does not take a position on the Venezuelan Offer.
     The U.S. Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, May 8, 2007, unless the U.S. Offer is extended (as may be extended, the “Expiration Date”), in which event you will have until the specified time on the new Expiration Date to tender your ADSs into the U.S. Offer. If your ADSs are held by a broker, bank or other nominee, your nominee may require notification before the Expiration Date in order to make timely delivery of your ADSs and any necessary tender documents. If you cannot deliver everything that is required in order to make a valid tender of your ADSs by that time, you may be able to use a guaranteed delivery procedure with respect to your ADSs as described later in this U.S. Offer to Purchase. See “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer.”
     This U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal contain important information and you should read them in their entirety before you make a decision whether to tender your ADSs into the U.S. Offer.

EXEMPTIONS REQUESTED FROM THE U.S. SECURITIES AND EXCHANGE COMMISSION
     The Venezuelan Republic has requested from the SEC and has been granted relief from certain rules under the Exchange Act in order to allow the U.S. Offer to proceed in the manner described in this U.S. Offer to Purchase. In particular, the Venezuelan Republic has requested and obtained the following:
•	exemptive relief from Rule 14d-10(a)(1) under the Exchange Act to permit the Venezuelan Republic to make the Offers utilizing the dual offer structure as described in this U.S. Offer to Purchase, pursuant to which the Venezuelan Republic will make the U.S. Offer available to all holders of ADSs (including ADSs that are issued in exchange for Deposited Class D Common Shares) and will make the Venezuelan Offer available to all holders of Common Shares;

•	exemptive relief from the provisions of Rule 14e-5 under the Exchange Act to permit the Venezuelan Republic to purchase Common Shares in the Venezuelan Offer while it is conducting the U.S. Offer; and

•	confirmation from the SEC that it will not take enforcement action in connection with Rule 14e-1(c) under the Exchange Act if (x) payment for Common Shares tendered by U.S. persons into the Venezuelan Offer is conducted in accordance with the applicable laws and market practices in the Venezuelan Republic and (y) payment for ADSs tendered into the U.S. Offer is conformed to that in the Venezuelan Offer.
     Rule 14d-10(a)(1) under the Exchange Act provides that no person may make a tender offer unless the offer is open to all securityholders of the class of securities subject to the tender offer. Rule 14e-5 under the Exchange Act, among other things, prohibits a person making a tender offer for any equity securities from, directly or indirectly, purchasing or making any arrangement to purchase such security or any security that is immediately convertible into or exchangeable for such security, except pursuant to such tender offer. The first two exemptions described above will permit the Venezuelan Republic to utilize the dual offer structure described herein to conduct the U.S. Offer and Venezuelan Offer as two separate offers, with the U.S. Offer being an offer for only ADSs and the Venezuelan Offer being an offer for only Common Shares, and to purchase Common Shares tendered into the Venezuelan Offer.
     Rule 14e-1(c) under the Exchange Act provides that a person that makes a tender offer must pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer. Under Venezuelan law and practice, however, the purchaser in a tender offer pays for securities tendered into an offer after settlement of the purchase of those securities at a special session of the Caracas Stock Exchange, which is typically held on or before the fifth Venezuelan stock exchange trading day following the expiration date of the offer. Settlement is made pursuant to the rules and regulations of the Caracas Stock Exchange. Payment for securities tendered into the offer must then be made within five Venezuelan stock exchange trading days after the special session. Consequently, Venezuelan market practice could be in direct conflict with Rule 14e-l(c). The Rule 14e-1(c) relief from the SEC will permit the Venezuelan Republic (x) to settle and pay for the Common Shares tendered into the Venezuelan Offer in accordance with such laws and market practices in the Venezuelan Republic and (y) to accept ADSs tendered into the U.S. Offer at the same time that settlement for Common Shares tendered into the Venezuelan Offer takes place and to pay for such accepted ADSs following the special session.

THE U.S. OFFER
1. Terms of the U.S. Offer; Expiration Date
     Upon the terms and subject to the conditions of the U.S. Offer, the Venezuelan Republic will accept for payment and pay for any and all ADSs validly tendered on or prior to the Expiration Date and not withdrawn in accordance with “THE U.S. OFFER – Section 4 – Withdrawal Rights,” at a price of US$14.84791 per ADS in cash, without interest thereon and subject to downward adjustment to reflect any dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer. The term “Expiration Date” shall mean 5:00 p.m., New York City time, on Tuesday, May 8, 2007, unless the Venezuelan Republic shall have extended the period of time during which the U.S. Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the U.S. Offer, as so extended by the Venezuelan Republic, shall expire. See “THE U.S. OFFER – Section 10 – Extension of the Tender Period; Termination, Amendment” for the rights of the Venezuelan Republic to extend or amend the U.S. Offer.
     The Verizon Memorandum provides that the price to be paid in the Offers will be adjusted downward to reflect any dividends declared and paid by CANTV with a record date that is fixed as of a date between February 12, 2007 and the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer (or, in the case of the Venezuelan Offer, the settlement date for Common Shares tendered into the Venezuelan Offer). At a shareholders’ meeting on March 30, 2007, the shareholders of CANTV approved a dividend of Bs. 922.07 per Common Share (equivalent to approximately US$0.42887 based on the current Bolivar Exchange Rate), with a record date of April 12, 2007 and a payment date of April 18, 2007. As a result, the price to be paid in the Offers has been reduced to US$14.84791 (from US$17.85) per ADS and the Bolivar equivalent (based on the Bolivar Exchange Rate as of the settlement date for the Venezuelan Offer on the Caracas Stock Exchange) of US$2.12113 (from US$2.55) per Common Share. In accordance with the Verizon Memorandum, the price to be paid in the Offers will be adjusted downward to reflect any additional dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer (or, in the case of the Venezuelan Offer, the settlement date for Common Shares tendered into the Venezuelan Offer). If the Bolivar Exchange Rate applicable to the conversion from Bolivars to U.S. dollars of the dividend declared by the shareholders on March 30, 2007 (the “Payment Exchange Rate”) is different from the current Bolivar Exchange Rate of Bs. 2,150.00 per U.S. dollar, the per share and per ADS prices to be paid in the Offers will be adjusted upward or downward to the extent required so that (i) the sum of the U.S. dollar equivalent of the per share dividend paid (based on the Payment Exchange Rate) and the per share price in the Venezuelan Offer is equal to US$2.55, and (ii) the sum of the U.S. dollar equivalent of the per ADS dividend paid (based on the Payment Exchange Rate) and the per ADS price in the U.S. Offer is equal to US$17.85.
     The U.S. Offer is subject to the conditions set forth in “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer.” If any condition is not satisfied on or before the Expiration Date, the Venezuelan Republic may (1) terminate the U.S. Offer and return all tendered ADSs (or Deposited Class D Common Shares, as applicable) to tendering holders, (2) extend the U.S. Offer and, subject to withdrawal rights as set forth in “THE U.S. OFFER – Section 4 – Withdrawal Rights,” retain all such ADSs (and Deposited Class D Common Shares) until the expiration of the U.S. Offer as so extended, (3) waive any conditions that have not been satisfied and, subject to any requirement to extend the period of time during which the U.S. Offer is open, purchase any and all ADSs validly tendered and not withdrawn on or prior to the Expiration Date or (4) subject to applicable law, including Rule 14e-1(c) under the Exchange Act, delay acceptance for payment of, or payment for, ADSs until satisfaction or waiver of the conditions to the U.S. Offer and the ADSs may not be withdrawn except to the extent described in “THE U.S. OFFER – Section 4 – Withdrawal Rights.” For a description of the Venezuelan Republic’s right to extend the period of time during which the U.S. Offer is open and to amend, delay or terminate the U.S. Offer, see “THE U.S. OFFER – Section 10 – Extension of the Tender Period; Termination, Amendment” and “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer.”
     The Venezuelan Republic will cause this U.S. Offer to Purchase, the ADS Letter of Transmittal and the other related materials in the U.S. Offer to be mailed to holders of ADSs who request them.
     Under Rule 14d-11 of the Exchange Act, the Venezuelan Republic may, subject to certain conditions, elect to provide a subsequent offering period of between three U.S. business days and 20 U.S. business days in length after the Expiration Date and acceptance for payment of the ADSs tendered into the U.S. Offer. A subsequent offering period would be an additional period of time, after the acceptance for payment of ADSs tendered into the U.S. Offer prior to the Expiration Date, during which holders of ADSs would be able to tender ADSs not tendered into the U.S. Offer. The consideration paid to holders tendering ADSs during the subsequent offering period, if one is included, would be the same as the consideration paid in the U.S. Offer. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights would apply to shares tendered during a subsequent offering period. The Venezuelan Republic currently does not intend to include a subsequent offering period in the U.S. Offer, although the Venezuelan Republic reserves the right to do so in its sole discretion. See “THE U.S. OFFER – Section 10 – Extension of the Tender Period; Termination, Amendment.”
2. Acceptance for Payment
     Upon the terms and subject to the conditions of the U.S. Offer, the Venezuelan Republic will accept for payment and pay for ADSs validly tendered on or prior to the Expiration Date and not withdrawn as promptly as practicable after the Expiration Date.
     The Venezuelan Republic reserves the right, in its sole discretion but subject to applicable law, including Rule 14e-1(c), to delay the acceptance for payment of, or payment for, ADSs in order to comply in whole or in part with any applicable law. See “THE U.S. OFFER – Section 10 – Extension of the Tender Period; Termination, Amendment” and “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer” for a description of the Venezuelan Republic’s right to extend the period of time during which the U.S. Offer is open, to amend the U.S. Offer, to terminate the U.S. Offer and not accept for payment or pay for ADSs or to delay acceptance for payment or payment for ADSs.
     The Venezuelan Republic shall accept for payment ADSs tendered into the U.S. Offer by giving written notice to the ADS Receiving Agent of its acceptance of the tenders of such ADSs. Payment for ADSs accepted for payment in the U.S. Offer will be made by depositing the purchase price with the ADS Receiving Agent, which will act as agent for the tendering ADS holders for the purpose of receiving payments from the Venezuelan Republic and transmitting such payments to tendering ADS holders.
     The Venezuelan Republic will be deemed to have accepted for payment ADSs tendered into the U.S. Offer upon the settlement of the purchase of the Common Shares on the Caracas Stock Exchange at the CANTV Special Session, which will take place not later than five Caracas Stock Exchange trading days following the Expiration Date, and will give written notice to the ADS Receiving Agent of such acceptance promptly following the CANTV Special Session. Payment for ADSs accepted in the U.S. Offer will be made as promptly as practicable following the CANTV Special Session, but in any event within ten Caracas Stock Exchange trading days after the Expiration Date. Because of certain differences between U.S. law and Venezuelan law that relate to the period of time an offer may or is required to remain open, however, it is possible that the Venezuelan Republic could be required to keep the U.S. Offer open for a longer period than the Venezuelan Offer, and as a result, holders of Common Shares tendered into the Venezuelan Offer could be paid before holders of ADSs tendered into the U.S. Offer. See “THE U.S. OFFER – Section 10 – Extension of the Tender Period; Termination, Amendment.”
     If the Venezuelan Republic is delayed in accepting for payment or paying for ADSs or is unable to accept for payment or pay for ADSs in the U.S. Offer for any reason, then, without prejudice to the Venezuelan Republic’s rights under the U.S. Offer, the ADS Receiving Agent may, on behalf of the Venezuelan Republic, retain all ADSs tendered and Deposited Class D Common Shares deposited, and such ADSs and Deposited Class D Common Shares may not be withdrawn except as otherwise provided in “THE U.S. OFFER – Section 4 – Withdrawal Rights.” The reservation by the Venezuelan Republic of the right to delay acceptance for payment of or payment for ADSs is subject to applicable law, including Rule 14e-1(c) under the Exchange Act.
     In all cases, payment for ADSs accepted for payment in the U.S. Offer will be made only after timely receipt by the ADS Receiving Agent of (i) ADRs for such ADSs or a confirmation of a book-entry transfer of such ADSs into the ADS Receiving Agent’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer,” (ii) a properly completed and duly executed ADS Letter of Transmittal or, in the case of book-entry delivery, an Agent’s Message (as defined in “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer”), and (iii) all other required documents. For a description of the procedures for tendering ADSs into the U.S. Offer, see “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer.” The ADS Receiving Agent will transmit payments to tendering ADS holders as soon as practicable after it receives payment from the Venezuelan Republic.
     Under no circumstances will interest be paid on the purchase price offered by the Venezuelan Republic in connection with the Offers, regardless of any extension of the U.S. Offer or any delay in payment for the ADSs.
     The Venezuelan Republic reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase ADSs tendered into the U.S. Offer, but any such transfer or assignment will not relieve the Venezuelan Republic of its obligation under the U.S. Offer or prejudice the rights of tendering ADS holders to receive payment for ADSs validly tendered and accepted for payment.
     If any tendered ADSs (other than ADSs representing Deposited Class D Common Shares) are not purchased in the U.S. Offer for any reason, or if ADRs are submitted for more ADSs than are tendered, ADRs for such unpurchased or untendered ADSs will be returned (or, in the case of ADSs tendered by book-entry transfer, such ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering ADS holder, as promptly as practicable following the expiration or termination of the U.S. Offer.
3. Procedures for Tendering ADSs into the U.S. Offer
     Valid Tender
     For ADSs to be validly tendered into the U.S. Offer:
•	prior to the Expiration Date (1) a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures), together with the ADRs representing the ADSs being tendered, any required signature guarantees, and any other documents required by the ADS Letter of Transmittal, must be received by the ADS Receiving Agent at one of its addresses listed on the back cover of this U.S. Offer to Purchase, or (2) if the ADSs are held in book-entry form, the ADSs must be transferred pursuant to the procedures for book-entry transfer described below, and a confirmation of such delivery or an Agent’s Message (as defined below), together with any other required documents, must be received by the ADS Receiving Agent at one of its addresses listed on the back cover of this U.S. Offer to Purchase; or

•	the tendering ADS holder must comply with the guaranteed delivery procedure described below.
     The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the ADS Receiving Agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the U.S. Offer and that the Venezuelan Republic may enforce such agreement against such participant.
     If you hold ADSs in “street” name, you should instruct your broker or custodian to arrange, before the Expiration Date, for the book-entry transfer of your ADSs into the ADS Receiving Agent’s account at the Book-Entry Transfer Facility. You will be provided with a form to instruct your broker or custodian to tender your ADSs. This form will also be available from the Information Agent.
     Deposit of Class D Common Shares for Delivery of ADSs
     Holders of Class D Common Shares who wish to participate in the U.S. Offer may deposit their Class D Common Shares in the ADS facility in exchange for ADS that will be tendered into the U.S. Offer. To do so:
•	prior to the Expiration Date, the holder must (1) deposit the Deposited Class D Common Shares with a Custodian, for the account of the ADS Depositary pursuant to the Deposit Agreement, and (2) deliver the required documentation under the Deposit Agreement for the deposit of Class D Common Shares (which documentation must include instructions for the ADSs to be issued therefor to be delivered to the ADS Receiving Agent for tender into the U.S. Offer); and

•	the holder must comply with all terms and conditions described above under “Valid Tender” except for the obligation to deliver the ADSs being tendered.
     One ADS will be delivered for every seven Deposited Class D Common Shares. No fractional ADSs will be delivered. All Deposited Class D Common Shares not exchanged for ADSs will be returned to their holders, in accordance with their holders’ instructions, in the form of Class D Common Shares. Holders will not be responsible for any fees relating to the deposit of their Class D Common Shares into the account established for the ADS Receiving Agent.
     For purposes of determining whether ADSs to be issued in exchange for Deposited Class D Common Shares are timely received by the ADS Receiving Agent, the ADSs shall be deemed received by the ADS Receiving Agent when the Deposited Class D Common Shares to be exchanged for such ADSs are deposited with a Custodian and the holder thereof provides the ADS Depositary with instructions, in accordance with the Deposit Agreement, to deliver such ADSs to the ADS Receiving Agent and the ADS Receiving Agent receives a completed and signed ADS Letter of Transmittal prior to Expiration.
     Holders of Class D Common Shares that would like to participate in the U.S. Offer pursuant to the procedure described above should contact the ADS Receiving Agent or the Information Agent using the telephone numbers and addresses set forth on the back cover page of this U.S. Offer to Purchase. Holders that plan to deposit their Class D Common Shares into the ADS facility in order to tender ADSs into the U.S. Offer are cautioned to provide for sufficient time to do so.
     Book-Entry Delivery
     Within two business days after the commencement date of the U.S. Offer, the ADS Receiving Agent will establish an account at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of accepting the book-entry transfer of ADSs pursuant to the U.S. Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver ADSs pursuant to the U.S. Offer by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Receiving Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of ADSs may be effected through book-entry transfer, an Agent’s Message (in lieu of the ADS Letter of Transmittal) and any other required documents must be received by the ADS Receiving Agent at one of its addresses listed on the back cover of this U.S. Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the ADS Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the ADS Receiving Agent.
     Partial Tenders
     If fewer than all of the ADSs represented by ADRs delivered to the ADS Receiving Agent are to be tendered, the holder(s) thereof should so indicate by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, new ADRs for the untendered ADSs represented by the old ADRs will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person(s) properly indicate(s) thereon) as promptly as practicable following the date the tendered ADSs are purchased. All ADSs represented by ADRs delivered to the ADS Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the ADS Letter of Transmittal.
     Signature Guarantees
     Except as otherwise provided in the next sentence, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in a Medallion Signature Guarantee Program (an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (1) if the ADS Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the ADS Letter of Transmittal, or (2) if such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal.
     If the ADSs are registered in the name of a person other than the person(s) signing the ADS Letter of Transmittal, or if payment is to be made, or ADSs not tendered, or ADSs not accepted for payment are to be returned, to a person other than the registered holder(s) of such ADSs, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the ADS Letter of Transmittal.
     Guaranteed Delivery
     If a holder of ADSs desires to tender ADSs into the U.S. Offer and cannot deliver such ADSs and all other required documents to the ADS Receiving Agent on or prior to the Expiration Date, or such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered if all of the following conditions are met:
•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Venezuelan Republic is received by the ADS Receiving Agent (as provided below) on or prior to the Expiration Date; and

•	the ADRs representing such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal with any required signature guarantee, or an Agent’s Message in lieu of an ADS Letter of Transmittal in the case of a book-entry transfer, and any other documents required by the ADS Letter of Transmittal, are received by the ADS Receiving Agent within three New York Stock Exchange trading days after the date of execution of the ADS Notice of Guaranteed Delivery.
     The ADS Notice of Guaranteed Delivery may be delivered by hand or facsimile transmission to the ADS Receiving Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.
     Other Requirements
     Notwithstanding any other provisions hereof, payment for ADSs accepted for payment in the U.S. Offer will in all cases be made only after timely receipt by the ADS Receiving Agent of (i) ADRs representing such ADSs, or in either case, of book-entry confirmation with respect thereto, (ii) a properly completed and duly executed ADS Letter of Transmittal together with any required signature guarantees (or, in the case of book-entry transfer, an Agent’s Message), and (iii) any other documents required by the ADS Letter of Transmittal.
     The method of delivery of ADRs representing ADSs and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering ADS holder and delivery will be deemed made only when actually received by the ADS Receiving Agent. In all cases, sufficient time should be allowed to ensure a timely delivery. If ADRs representing ADSs are sent by mail, registered mail with return receipt requested, properly insured, is recommended.
     Certain Fees and Expenses
     Tendering holders will be responsible for certain fees and expenses relating to the tender of their ADSs. A holder that tenders ADSs registered in its name will not have to pay brokerage fees or similar expenses. Holders that hold their ADSs or Class D Common Shares through brokers or other nominees, however, may owe their brokers or other nominees a fee for tendering their ADSs or depositing the Class D Common Shares with the Custodians on the holders’ behalf. The Venezuelan Republic will not be responsible for paying that fee. Holders should consult with their brokers or other nominees to determine whether any charges will apply. Also, tendering holders of ADSs could have to pay transfer taxes on the sale of their ADSs in the U.S. Offer in certain limited cases described in Instruction 6 of the ADS Letter of Transmittal. The Venezuelan Republic will pay all charges and expenses incurred in connection with the U.S. Offer by the Dealer Manager, the ADS Receiving Agent, the Information Agent and all fees under the Deposit Agreement for the deposit of Deposited Class D Common Shares, but not including any fees or other amounts relating to the withdrawal of Common Shares under the Deposit Agreement. See “THE U.S. OFFER – Section 18 – Fees and Expenses.”

     Appointment as Proxy
     By executing the ADS Letter of Transmittal as set forth above (including through delivery of an Agent’s Message), the tendering ADS holder (including holders that deliver Deposited Class D Common Shares) will irrevocably appoint, with respect to the ADSs accepted for payment by the Venezuelan Republic, designees of the Venezuelan Republic as such ADS holder’s attorneys-in-fact and proxies in the manner set forth in the ADS Letter of Transmittal, each with full power of substitution, to the full extent of such ADS holder’s rights with respect to the ADSs tendered by such ADS holder and accepted for payment by the Venezuelan Republic and with respect to any and all non-cash dividends, distributions and rights, and additional or other ADSs, shares of capital stock, securities and rights issued or issuable in respect thereof or the Common Shares underlying such ADSs (whether pursuant to a stock split, stock dividend or otherwise) (collectively, “Subject Distributions”) on or after the date of this U.S. Offer to Purchase. Such appointment will be effective if, as and when, and only to the extent that, the Venezuelan Republic accepts for payment ADSs tendered by such ADS holder as provided herein. All such powers of attorney and proxies will be irrevocable, will be coupled with an interest and will be deemed granted in consideration of the acceptance for payment by the Venezuelan Republic of ADSs tendered in accordance with the terms of the U.S. Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such ADS holder with respect to such ADSs (and any and all Subject Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such ADS holder (and, if given, will not be deemed effective). The designees of the Venezuelan Republic will, with respect to the ADSs accepted for payment by the Venezuelan Republic, thereby be empowered to exercise (1) all voting and other rights with respect to such ADSs (and any and all Subject Distributions), including, without limitation, at or in respect of any ordinary or extraordinary meeting of CANTV’s shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise and (2) any and all rights granted to ADS holders under the Deposit Agreement, including, without limitations, the right to surrender ADRs and withdraw the underlying Class D Common Shares, in each case, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. The Venezuelan Republic reserves the right to require that, in order for ADSs to be deemed validly tendered, immediately upon the Venezuelan Republic’s acceptance for payment of such ADSs, the Venezuelan Republic must be able to exercise full voting, consent and other rights with respect to such ADSs (and any and all Subject Distributions), including voting at any shareholders’ meeting.
     Backup Withholding
     Under the “backup withholding” provisions of U.S. federal income tax law, unless a tendering ADS holder satisfies the conditions described in Instruction 11 of the ADS Letter of Transmittal or is otherwise exempt, the cash payable as a result of the U.S. Offer may be subject to U.S. backup withholding tax. To prevent backup withholding, each holder must complete, sign and deliver the Substitute Form W-9 provided in the ADS Letter of Transmittal prior to receipt of any payment or, if such holder is under U.S. federal income tax law a non-resident alien individual or foreign entity not subject to backup withholding, such holder must complete, sign and deliver the appropriate Internal Revenue Service Form W-8 prior to receipt of any payment. See Instruction 11 of the ADS Letter of Transmittal and “THE U.S. OFFER – Section 5 – Material Tax Considerations.”
     Representations by ADS Holder
     The tender of ADSs according to any one of the procedures described above will constitute the tendering ADS holder’s representation and warranty that:
•	such ADS holder has the full power and authority to tender, sell, assign and transfer the ADSs tendered and any and all Subject Distributions on or after the date of acceptance for payment of the ADSs tendered into the U.S. Offer, all as specified in the ADS Letter of Transmittal; and

•	when the same are accepted for payment by the Venezuelan Republic, the Venezuelan Republic will acquire good, marketable and unencumbered title thereto (and to any and all Subject Distributions), free and clear of all liens, restrictions, charges and encumbrances, together with all rights now or hereafter attaching to them, including voting rights and rights to all Subject Distributions and payments hereafter declared, made or paid, and the same will not be subject to any adverse claims.

     Waiver and Release from ADS Holders
     The tender of ADSs according to any one of the procedures described above will constitute the tendering ADS holder’s irrevocable waiver and release, to the maximum extent permissible under applicable law and effective upon the Venezuelan Republic’s payment for the ADSs tendered pursuant to the U.S. Offer, of any and all claims of any nature that such tendering ADS holder might have against the Venezuelan Republic or any of its affiliates in relation to the U.S. Offer or to the ADS holder’s ownership of Common Shares and/or ADSs.
     Matters Concerning Validity, Eligibility and Acceptance
     All questions as to the form of documents, the validity and eligibility (including time of receipt) of any tender of ADSs or deposit of Deposited Class D Common Shares, and acceptance for payment of any tender of ADSs will be determined by the Venezuelan Republic, in its sole discretion, which determination shall be final and binding. The Venezuelan Republic reserves the absolute right to reject any or all tenders of ADSs determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Venezuelan Republic’s counsel, be unlawful. The Venezuelan Republic also reserves the absolute right to waive any defect or irregularity in any tender of ADSs and subject to the terms and conditions of the Deposit Agreement, in any deposit of Deposited Class D Common Shares. None of the Venezuelan Republic, the Dealer Manager, the ADS Receiving Agent, the Information Agent or any other person or entity will be under any duty to give notification of any defect or irregularity in any tender or deposit or incur any liability for the failure to give any such notification.
     The tender of ADSs according to any one of the procedures described above will constitute the tendering ADS holder’s agreement, effective upon the Venezuelan Republic’s acceptance for payment of the ADSs tendered pursuant to the U.S. Offer, that such tendering ADS holder accepts the terms and conditions of the U.S. Offer.
     If you have any questions about the procedures for tendering ADSs or need additional copies of the U.S. Offer to Purchase materials, please contact the Information Agent at the telephone number or address listed on the back cover of this U.S. Offer to Purchase.
4. Withdrawal Rights
     Tenders of ADSs made into the U.S. Offer and Deposited Class D Common Shares deposited with the Custodians may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date. Thereafter, such tenders and deposits are irrevocable, except that if the Venezuelan Republic has not accepted for payment ADSs tendered into the U.S. Offer by Friday, June 8, 2007, such ADSs and Deposited Class D Common Shares may be withdrawn at any time after such date and prior to such acceptance.
     Without prejudice to the Venezuelan Republic’s rights under the U.S. Offer, the ADS Receiving Agent may, on behalf of the Venezuelan Republic, retain all ADSs tendered and Deposited Class D Common Shares deposited with the Custodians, and, except as otherwise provided in this Section 4, such ADSs and Deposited Class D Common Shares may not be withdrawn if the Venezuelan Republic: (1) delays acceptance for payment of, or payment for, ADSs, subject to applicable law, including Rule 14e-1(c) under the Exchange Act, or (2) is unable to accept for payment or pay for ADSs in the U.S. Offer for any reason.
     For a withdrawal to be effective, a manually signed notice of withdrawal (with signatures guaranteed by an Eligible Institution if signature guarantee was required on the original ADS Letter of Transmittal) must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular ADRs or, in the case of ADSs tendered by book entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs. If the withdrawal notice relates to ADSs to be issued in exchange for Deposited Class D Common Shares, the ADS Receiving Agent will instruct the Custodian to return the Deposited Class D Common Shares in accordance with the instructions set forth in the notice of withdrawal. The notice of withdrawal must be timely received by the ADS Receiving Agent at one of its addresses listed on the back cover of this U.S. Offer to Purchase.
     Withdrawals may not be rescinded and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn ADSs may be re-tendered by again following one of the procedures described in “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer” at any time prior to the Expiration Date.
     In the event the Venezuelan Republic provides a subsequent offering period following the expiration of the U.S. Offer, no withdrawal rights will apply to ADSs tendered during such subsequent offering period.
     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Venezuelan Republic, in its sole discretion, which determination shall be final and binding. None of the Venezuelan Republic, the Dealer Manager, the ADS Receiving Agent, the Information Agent or any other person or entity will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
5. Material Tax Considerations
     The following summary contains a description of the material Venezuelan and U.S. federal income tax consequences of the tender of ADSs pursuant to the U.S. Offer. This summary is for general information purposes only and is based on the laws in Venezuela and the United States in effect on the date hereof, which are subject to change and which changes may have retroactive effect. Further, this summary does not address the specific tax consequences to any holder that may be subject to special treatment under the Venezuelan or U.S. tax laws.
     THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PARTICULAR HOLDER OF ADSs, WHICH CAN BE RENDERED ONLY IN LIGHT OF THAT HOLDER’S PARTICULAR TAX SITUATION. ACCORDINGLY, EACH HOLDER OF ADSs IS URGED TO CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE U.S. OFFER TO SUCH HOLDER, INCLUDING THE APPLICATION AND AVAILABILITY OF ANY TAX TREATY TO SUCH HOLDER.
     Material Venezuelan Tax Consequences
     The following is a summary of the material Venezuelan tax consequences of the U.S. Offer to holders of ADSs whose ADSs are tendered and accepted for payment pursuant to the U.S. Offer. This discussion is based on the domestic tax laws of Venezuela, including applicable regulations, and published and non-binding opinion letters of Venezuelan authorities available on or before the date of this U.S. Offer, or as in effect on the date of this U.S. Offer, which are subject to change, possibly with retroactive effect.
     In general, an individual is deemed to be resident of Venezuela for tax purposes for a given calendar year if:
•	such individual has remained in Venezuela for more than 183 days, consecutive or not, in such given calendar year;

•	such individual remained in Venezuela for more than 183 days, consecutive or not, during the immediately preceding calendar year, regardless of the number of days such individual has remained in Venezuela during such given calendar year; or

•	such individual has established his residence or place of abode in Venezuela, unless such individual has remained in another country for more than 183 days, consecutive or not, in the given calendar year and can prove that such individual is resident of such country for tax purposes for such given year with a certificate of residency issued by the tax authorities of such country.
     A Venezuelan national is presumed to be resident of Venezuela unless such person can demonstrate otherwise.
     An entity is deemed to be resident of Venezuela for tax purposes if it is organized under the laws of Venezuela or domiciled in Venezuela. In general, an entity is domiciled in Venezuela if its place of effective management or its principal place of business is located in Venezuela.
     An individual or entity that does not meet the requirements to be considered a resident of Venezuela for tax purposes, described above, is deemed a non-resident of Venezuela for tax purposes (“Non-Resident of Venezuela”). If a Non-Resident of Venezuela is deemed to have a permanent establishment in Venezuela for

Venezuelan tax purposes, all income attributable to that permanent establishment will be subject to Venezuelan taxation, in accordance with applicable Venezuelan tax laws.
     Gains from the sale of the ADSs pursuant to the U.S. Offer realized by a resident of Venezuela generally will be subject to Venezuelan income tax at a maximum rate of 34%. Gains from the sale of ADSs pursuant to the U.S. Offer derived by a Non-Resident of Venezuela will not be subject to taxation in Venezuela unless such gain is attributable to a permanent establishment in Venezuela of such Non-Resident of Venezuela, in which case, they generally will be subject to Venezuelan income tax at a maximum rate of 34%.
     As of the date hereof, there is no statutory authority or regulation in Venezuela or ruling issued by the tax authorities of Venezuela (i.e., the National Service of Integrated Customs and Tax Administration or “SENIAT”) publicly available that specifically addresses, under the Income Tax Law currently in force in Venezuela, the tax consequences of delivery of American Depositary Shares to the depositary for American Depositary Shares in exchange for shares represented by such American Depositary Shares or the delivery of shares to the depositary for American Depositary Shares in exchange for American Depositary Shares representing such shares. However, the SENIAT while interpreting the Income Tax Law in force in 1997 ruled that the transfer of shares to the depositary for American Depositary Shares was not a transfer of ownership that should be considered as a taxable disposition of shares. Accordingly, each holder of ADSs or, if such is the case, each shareholder, is urged to consult its tax advisor with respect to the tax consequences in Venezuela for such holder of ADSs or, shareholder, that exchanges its ADSs for Class D Common Shares or its Class D Common Shares for ADSs, as the case may be.
     There will be no Venezuelan stamp, issue, registration or similar taxes or duties payable by holders of ADSs on the tendering of their ADSs pursuant to the U.S. Offer.
     Under Venezuelan tax law, if CANTV makes a cash distribution on the Common Shares and ADSs before the purchase of the ADSs pursuant to the U.S. Offer, it is likely that such distribution will be treated as a dividend for Venezuelan tax purposes.
     All “taxable dividends” (as defined below) arising out of either accumulated or current earnings and profits for periods commencing on or after January 1, 2001, and which are paid in cash with respect to the ADSs are considered Venezuelan sourced income subject to income tax withholding at the time of payment at the rate of 34%. In the case of Non-Residents of Venezuela without a permanent establishment in Venezuela, the 34% withholding rate may be reduced or even eliminated by an applicable treaty. Under various income tax treaties entered into by Venezuela and other contracting states, the term “dividend” usually means a distribution of property made by a corporation to its shareholders out of either accumulated or current earnings and profits.
     For purposes of determining the applicability of the Venezuelan withholding tax, and except as otherwise provided by an applicable treaty, the term “taxable dividend” for holders of ADSs represents any distribution made by CANTV to such holders attributable to earnings and profits accumulated after January 1, 2001, but only to the extent such earnings and profits exceeds the net taxable income of CANTV for the fiscal periods commencing on or after January 1, 2001. Distributions out of earnings and profits from years prior to 2001 generally are not subject to Venezuelan income tax.
     As described elsewhere in this U.S. Offer to Purchase, CANTV has declared a cash dividend of Bs. 922.07 (equivalent to US$0.43 based on the current Bolivar Exchange Rate) per Common Share. Taking into account that each ADS represents seven Class D Common Shares, the amount of this proposed cash dividend equals Bs. 6,454.49 per ADS. Based on the current Bolivar Exchange Rate of Bs. 2,150.00 per U.S. dollar, the U.S. dollar equivalent of Bs. 6,454.49 is approximately US$3.00. Based on information provided by CANTV, if CANTV pays such dividend before the purchase of ADSs pursuant to the U.S. Offer, a portion of such dividend will be a “taxable dividend.”
     Material U.S. Federal Income Tax Consequences
          U.S. Holders
     The following is a summary of the material U.S. federal income tax consequences that may be relevant to U.S. Holders (as defined below) of ADSs that are considering the U.S. Offer. This discussion is for general information only, does not purport to be tax advice, and may not be applicable depending upon a U.S. Holder’s particular situation. U.S. Holders should consult their own tax advisors with respect to the current and, possibly, future federal, state, local and foreign tax consequences to them of accepting the U.S. Offer.
     A “U.S. Holder” means a beneficial owner of ADSs, who is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A “non-U.S. Holder” is any holder other than a U.S. Holder. The tax treatment of persons who hold their ADSs through a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) generally will depend on the status of the partner. Partners in a partnership holding ADSs should consult their tax advisors.
     This summary provides general information only and is directed solely at U.S. Holders who hold their ADSs as capital assets and whose functional currency is the U.S. dollar. This summary does not discuss all the U.S. federal income tax consequences that may be relevant to U.S. Holders, particularly those that may be subject to special treatment under U.S. federal income tax laws, such as partnerships, financial institutions, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, expatriates, former long-term U.S. residents, U.S. Holders that reside outside the United States, persons who received ordinary shares in return for services rendered or in connection with their employment, persons that own (or are deemed to own for U.S. tax purposes) 10% or more of the voting stock of CANTV, or persons that hold their ADSs as part of a hedge, straddle or other integrated transaction. This summary does not discuss any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable.
     This summary is based on the Internal Revenue Code of 1986, the U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect, or different interpretations. No ruling has been requested from the Internal Revenue Service (“IRS”) in connection with the U.S. Offer and no assurance can be given that the treatment described herein will be accepted by the IRS or, if challenged, by a U.S. court.
     This discussion assumes that CANTV is not treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes with respect to any U.S. Holder. As serious adverse tax consequences could arise if CANTV were treated as a PFIC, U.S. Holders should consult their tax advisors concerning the U.S. federal income tax consequences of tendering their ADSs if CANTV is treated as a PFIC.
     U.S. Holders who sell their ADSs pursuant to the U.S. Offer generally will recognize taxable gain or loss equal to the difference between their amount realized (in U.S. dollars determined at the spot rate on the date of disposition if the amount realized is denominated in a foreign currency) and their tax basis in their ADSs (in U.S. dollars). Such gain or loss generally will be U.S. source capital gain or loss and will be long-term if such U.S. Holders held their ADSs for more than one year. In the case of a tendering non-corporate U.S. Holder, any long-term capital gain generally will be subject to U.S. federal income tax at a maximum rate of 15%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations. Generally, a U.S. Holder of ADSs will be treated for U.S. federal income tax purposes as owning the underlying Common Shares represented by the ADSs. A U.S. Holder generally will recognize no gain or loss for U.S. federal income tax purposes on the exchange of ADSs for Common Shares or the exchange of Common Shares for ADSs. The U.S. Holder should take a basis in Common Shares or ADSs received equal to its basis in the ADSs or Common Shares exchanged therefor and its holding period should not restart as a result of the exchange.
     If CANTV, as described in the U.S. Offer, makes a cash distribution on the Common Shares and ADSs before the purchase of the ADSs pursuant to the U.S. Offer (the “Distribution”), it is unclear whether the Distribution paid to U.S. Holders whose ADSs are acquired in the U.S. Offer should properly be characterized for U.S. federal income tax purposes as a dividend or as proceeds from the sale or exchange of ADSs. The Distribution and the sale pursuant to the U.S. Offer could be treated for U.S. federal income tax purposes as a single integrated transaction in which a U.S. Holder of the ADSs will be treated as receiving the Distribution and the amount paid by the Venezuelan Republic in exchange for such U.S. Holder’s ADSs tendered pursuant to the U.S. Offer and no assurance can be given that these transactions will not be treated as one integrated transaction. If the Distribution and sale are treated as an integrated transaction, a U.S. Holder will recognize gain or loss equal to the difference between the sum of the amount paid by the Venezuelan Republic under the U.S. Offer and the amount of the

Distribution and the U.S. Holder’s basis in the ADSs disposed of pursuant to the U.S. Offer. Such gain or loss will be long-term capital gain or loss if, on the date of each of the sale pursuant to the U.S. Offer and the date of the Distribution the U.S. Holder has held the ADSs for more than one year. If the Distribution is not integrated with the sale pursuant to the U.S. Offer but, instead, is treated as a separate taxable transaction, the amount of the Distribution would be includible in gross income by the U.S. Holder as a dividend (to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax laws), then, to the extent that the Distribution exceeds such current and accumulated earnings and profits, as a tax-free return of the U.S. Holder’s adjusted tax basis in the ADSs and, thereafter, as capital gain. To the extent a U.S. Holder is eligible for benefits under the U.S.-Venezuela income tax treaty and the Distribution is subject to Venezuelan withholding tax, such U.S. Holder in general should be subject to a 15% rate for such Venezuelan withholding tax, provided such U.S. Holder complies with all requirements for the application thereof. Further, provided CANTV is eligible for benefits under the U.S.-Venezuela income tax treaty, an individual U.S. Holder should be subject to U.S. federal income tax at a rate of 15% on any portion of the Distribution treated as a dividend for U.S. federal income tax purposes. U.S. Holders should consult with their tax advisors regarding whether the Distribution could be integrated with the sale pursuant to the U.S. Offer and the rate of tax at which such Distribution may be subject to U.S. federal income tax, as well as any other tax consequences, if the Distribution is not integrated with the sale.
     If the Distribution is treated as a separate taxable transaction and the Distribution is paid in Venezuelan Bolivars, it will be included in income as a U.S. dollar amount based on the exchange rate in effect on the date of receipt by a U.S. Holder (which, in the case of ADSs, will be the date of receipt by the ADS Depositary). A U.S. Holder will have a basis in the Bolivars received equal to their U.S. dollar value on the date of receipt. Any gain or loss recognized on a subsequent sale or conversion of the Bolivars for a different amount generally will be U.S. source ordinary income or loss.
     For foreign tax credit limitation purposes, a dividend (such as the Distribution, if it is treated as a separate taxable transaction and is paid out of current and accumulated earnings and profits of CANTV as determined for U.S. federal income tax purposes) generally will be income from sources outside the United States. Subject to certain generally applicable limitations, the net amount of Venezuelan withholding tax on dividends (to the extent such withholding tax is not eligible to be reduced or refunded under the U.S.-Venezuelan income tax treaty) may be creditable against the U.S. Holder’s U.S. federal income tax liability. To the extent the Distribution is treated as a return of capital or capital gain or to the extent the Distribution is integrated with the disposition of the ADSs pursuant to the U.S. Offer, a U.S. Holder generally will be treated as receiving U.S. source income, if any, and foreign tax credits for any Venezuelan withholding tax cannot be credited against any U.S federal income taxes imposed on such income, if any. Further, if the exchange of shares for ADSs results in gain for Venezuelan tax purposes, any Venezuelan tax imposed on such gain may only be creditable against a U.S. Holder’s U.S. tax liability on other foreign source income, subject to certain limitations. To the extent a U.S. Holder does not receive significant foreign source income from other sources, it may not be able to derive effective U.S. foreign tax credit benefits for any Venezuelan taxes imposed. Under certain circumstances, a U.S. Holder may be able to deduct foreign taxes paid for U.S. federal income tax purposes. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding their application to the U.S. Holder’s particular circumstances.
     A U.S. Holder may be subject to backup withholding at the rate of 28% on the proceeds from the sale of ADSs pursuant to the U.S. Offer. To avoid backup withholding, each U.S. Holder who accepts the U.S. Offer must furnish and certify their correct taxpayer identification number and certify that such U.S. Holder is exempt from or otherwise not subject to backup withholding by completing IRS Form W-9 or a valid substitute form. Amounts withheld from payments to U.S. Holders generally will be allowed as a credit against their U.S. federal income tax liability, provided certain required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors as to the application of the backup withholding rules in their particular circumstances. If a holder is under U.S. federal income tax law a non-resident alien individual or foreign entity not subject to backup withholding, such holder must complete, sign and deliver the appropriate IRS Form W-8 prior to receipt of any payment. Such holders should consult their tax advisors regarding the rules applicable to them in their particular circumstances.
          Non-U.S. Holders
     Subject to the discussion of backup withholding (see “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer” and above), a non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale of ADSs pursuant to the U.S. Offer unless:

•	such gain is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, in the case of a country that has an income tax treaty with the United States, such gain is attributable to a permanent establishment or fixed place of business in the United States); or

•	such gain is realized by an individual non-U.S. Holder who is present in the United States for at least 183 days in the taxable year of the disposition pursuant to the U.S. Offer and certain other conditions are met.
     To the extent the Distribution is treated as a separate taxable transaction, a non-U.S. Holder generally will not be subject to U.S. federal income tax on dividends paid with respect to the ADSs unless such income is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.
     For a discussion of backup withholding consequences to U.S. Holders and non-U.S. Holders, see “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer” under the caption “Backup Withholding.”
     TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS U.S. OFFER TO PURCHASE (OR ANY ATTACHMENT HERETO) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, (I) BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OR (II) FOR PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY TRANSACTION OR MATTER ADDRESSED HEREIN.
     THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PARTICULAR HOLDER OF ADSs, WHICH CAN BE RENDERED ONLY IN LIGHT OF THAT HOLDER’S PARTICULAR TAX SITUATION. ACCORDINGLY, EACH HOLDER OF ADSs IS URGED TO CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE U.S. OFFER TO SUCH HOLDER, INCLUDING THE APPLICATION AND AVAILABILITY OF ANY TAX TREATY TO SUCH HOLDER. ALL TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
6. Price Range of ADSs and Class D Common Shares; Dividends
     Price Range
     ADSs, each representing seven Class D Common Shares, are traded on the New York Stock Exchange in the U.S. under the ticker symbol “VNT” and represented by ADRs. Class D Common Shares are traded on the Caracas Stock Exchange in Venezuela under the ticker symbol “TDV.D.” ADSs are also listed on the Caracas Stock Exchange under the ticker symbol “VNT.”
     The following table sets forth, for the periods indicated: (1) the high and low sales price per ADS, in U.S. dollars, on the New York Stock Exchange, as reported by published financial sources and (2) the high and low sales price per Class D Common Share, in Bolivars, on the Caracas Stock Exchange, as reported by published financial sources.

	CANTV
	New York Stock Exchange		Caracas Stock Exchange
	per ADS		per Class D Common Share
	US$		Bs.
	High	Low	High	Low
Fiscal Year ended December 31, 2005
First Quarter	22.52	18.52	8,400.00	7,500.00
Second Quarter	19.94	17.24	8,000.00	6,750.00
Third Quarter	20.10	11.17	7,280.00	4,500.00
Fourth Quarter	14.51	12.15	5,500.00	4,800.00

Fiscal Year ended December 31, 2006
First Quarter	21.90	13.84	8,000.00	5,100.00
Second Quarter	22.99	17.75	8,205.00	6,725.00
Third Quarter	20.07	18.80	7,600.00	7,000.00
Fourth Quarter	20.05	18.83	9,850.00	7,100.00

Fiscal Year ended December 31, 2007
First Quarter	19.98	11.22	9,780.00	6,820.00
     On February 9, 2007, the last trading day before the public announcement in Venezuela of the execution of the Verizon Memorandum, the reported closing sales price of ADSs on the New York Stock Exchange was US$15.92 per ADS and the reported closing sales price of Class D Common Shares on the Caracas Stock Exchange was Bs. 8,751.00 per Class D Common Share.
     On March 29, 2007 (the day of filing of the offer documents relating to the Venezuelan Offer with the CNV), the reported closing sales price of ADSs on the New York Stock Exchange was US$17.29 per ADS and the reported closing sales price of Class D Common Shares on the Caracas Stock Exchange was Bs. 7,900.00 per Class D Common Share. On April 4, 2007, the reported closing sales price of ADSs on the New York Stock Exchange was US$17.27 per ADS.
     Dividends
     The Venezuelan Code of Commerce, the Venezuelan Capital Markets Law and the standards issued by the CNV regulate CANTV’s ability to pay dividends. In addition, some of CANTV’s debt agreements contained certain restrictions limiting the CANTV’s ability to pay cash dividends. The Venezuelan Code of Commerce establishes that dividends shall be paid solely out of “liquid and collected earnings.” The Venezuelan Capital Markets Law stipulates that CANTV must distribute annually no less than 50% of its net annual income to its shareholders, after income tax and legal reserve deductions. The Capital Markets Law also establishes that at least one half of this 50% shall be distributed in cash. However, if CANTV has accumulated losses, net income shall be used to offset such deficit. In addition, according to CNV standards, unconsolidated net income, excluding the equity participation in subsidiaries, is the basis for dividend distribution.
     Beginning in 2002, CANTV established guidelines for the annual dividend distribution. These guidelines call for the distribution to stockholders of 50% of the annual free cash flow, which is defined as cash flows provided by operating activities, less cash flows used in investment activities, based on the audited financial statements, net of debt and interest payments scheduled for the following year. Annual payment of dividends will be made in Bolivars following recommendations by CANTV’s board of directors and approval by the annual shareholders’ meeting and could be paid in quarterly installments.
     The distribution of dividends in U.S. dollars by the ADS Depositary to ADS holders is currently subject to approval by the Comisión de Administración de Divisas (the Venezuelan Republic’s Commission for Administration of Foreign Exchange or “CADIVI”) under the Venezuelan Republic’s exchange controls regime. The timing for the request and final approval depend on the submission of required documentation to, and fulfillment of other formalities required by, CADIVI. Consequently, the U.S. dollar amount of any cash distributions made by the ADS Depositary pursuant to the Deposit Agreement to holders of ADSs may be adversely affected by reductions in the value of the Bolivar relative to the U.S. dollar between the dividend declaration date and the dividend payment date.

     According to CANTV’s Annual Report on Form 20-F for the year ended December 31, 2005 and CANTV’s Report on Form 6-K furnished to the SEC on March 19, 2007, CANTV has declared dividends since January 1, 2005 as follows:

			Bolivars	Bolivars	US$	US$
			per Common	Per	per Common	per
Declaration Date	Payment Date	Type	Share(1)	ADS(1)(2)	Share(3)	ADS(2)(3)
March 31, 2005	April 27, 2005	Ordinary	505.00	3,535.00	0.23	1.64
March 31, 2006	April 27, 2006	Ordinary	700.00	4,900.00	0.33	2.28
November 27, 2006	December 13, 2006	Extraordinary	307.14	2,149.98	0.14	1.00
March 30, 2007(4)	April 18, 2007	Ordinary	922.07	6,454.49	0.43	3.00

(1)	Expressed in nominal Bolivars.

(2)	Each ADS represents seven Class D Common Shares.

(3)	Dividend information in U.S. dollars is expressed at the exchange rate as of the dividend payment date.

(4)	Approved at a shareholders’ meeting on March 30, 2007, with a record date of April 12, 2007. US$ dollar amounts are rounded to two decimal places, and therefore do not reflect the US$0.42887 per Common Share and US$3.00209 per ADS dividend amounts used to calculate the downward adjustment to the price in the Offers.
     The Verizon Memorandum provides that the price to be paid in the Offers will be adjusted downward to reflect any dividends declared and paid by CANTV with a record date that is fixed as of a date between February 12, 2007 and the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer (or, in the case of the Venezuelan Offer, the settlement date for Common Shares tendered into the Venezuelan Offer). As a result of the Bs. 922.07 per Common Share dividend approved by the shareholders of CANTV on March 30, 2007, the price to be paid in the Offers has been reduced to US$14.84791 (from US$17.85) per ADS and the Bolivar equivalent (based on the Bolivar Exchange Rate as of the settlement date for the Venezuelan Offer on the Caracas Stock Exchange) of US$2.12113 (from US$2.55) per Common Share. In accordance with the Verizon Memorandum, the price to be paid in the Offers will be adjusted downward to reflect any additional dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer (or, in the case of the Venezuelan Offer, the settlement date for Common Shares tendered into the Venezuelan Offer). The price to be paid in the Offers would also be adjusted upward or downward to reflect changes, if any, in the Bolivar Exchange Rate that affect the U.S. dollar value of the March 30, 2007 dividend. See “THE U.S. OFFER – Section 1 – Terms of the U.S. Offer; Expiration Date.”
7. Certain Information Concerning CANTV
     Except as otherwise set forth herein, the information concerning CANTV contained in this U.S. Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC, information provided by CANTV to the Venezuelan Republic to allow the Venezuelan Republic to conduct a limited due diligence review of CANTV and other public sources and is qualified in its entirety by reference thereto. The Venezuelan Republic has not independently verified the accuracy or completeness of any such information. The Venezuelan Republic assumes no responsibility for the accuracy or completeness of such information concerning CANTV or for any failure by CANTV to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Venezuelan Republic or any of its affiliates. Reports or documents filed by CANTV may be examined at or obtained from the SEC in the manner set forth below under “Where You Can Find More Information.”
     General
     CANTV is a company (compañía anónima) organized under the laws of the Venezuelan Republic. CANTV’s registered office is located at Avenida Libertador, Centro Nacional de Telecomunicaciones, Nuevo Edificio Administrativo, Piso 1, Apartado Postal 1226, Caracas, Venezuela 1010 (Telephone: 58-212-500-6800).
     Shares
     The capital stock of CANTV is divided into four classes of common stock, nominal value Bs. 36.90182224915 per share (“Common Shares”): Class A, Class B, Class C and Class D. As described below, pursuant to CANTV’s Estatutos (by-laws), Class A, Class B and Class C Common Shares may only be held by certain persons (as described below) and automatically convert into Class D Common Shares when transferred by such persons, except that Class B Common Shares automatically convert into Class C Common Shares if transferred to employees or retirees of CANTV. As of February 28, 2007, CANTV had 787,140,849 shares of capital stock outstanding.
     According to CANTV’s Estatutos (by-laws), Class A Common Shares may only be held by former members of VenWorld Telecom, C.A. (“VenWorld”), a Venezuelan company formed in 1991 by a consortium of private investors to acquire Class A Common Shares in connection with the privatization of CANTV by the Venezuelan Republic. Venworld was majority-owned by indirect subsidiaries of Verizon (formerly GTE Corporation). VenWorld’s other shareholders included indirect subsidiaries of Telefónica Internacional; C.A. La Electricidad de Caracas, S.A.C.A., a Venezuelan power-generating and distribution company; and AT&T International, Inc. VenWorld was liquidated in February 2002, and the Class A Common Shares were distributed to the VenWorld shareholders. Any Class A Common Shares transferred to any person or entity that is not a wholly-owned subsidiary of a former member of VenWorld will be automatically converted into an equal number of Class D Common Shares upon such transfer.
     As of February 28, 2007, CANTV had 251,178,710 Class A Common Shares outstanding, representing approximately 31.91% of CANTV’s outstanding capital stock. The three principal shareholders beneficially owning Class A Common Shares are: (1) Verizon, whose affiliate, GTE Venholdings, holds 196,401,427 Class A Common Shares, representing 24.95% of CANTV’s outstanding capital stock; (2) Telefónica Internacional, whose affiliate, Telefónica Venezuela Holding B.V., holds 54,407,172 Class A Common Shares, representing 6.91% of CANTV’s outstanding capital stock; and (3) Banco Mercantil, C.A., which owns 367,137 Class A Common Shares, representing 0.05% of CANTV’s outstanding capital stock.
     Class B Common Shares may be held only by the Venezuelan Republic and other public-sector entities. Class B Common Shares transferred to any private-sector person or entity automatically convert into an equal number of Class D Common Shares upon transfer, except that Class B Common Shares transferred to employees or retirees of CANTV automatically convert into an equal number of Class C Common Shares upon such transfer. The holders of Class B Common Shares have the right to elect one director and to approve decisions concerning the dissolution of CANTV, mergers or other extraordinary corporate transactions, reimbursement or reduction of capital, sales of assets and by-law amendments in relation to corporate purpose, classification of share capital, approval and other rights accorded to the various classes of Common Shares, shareholders’ meeting and related notices and quorum requirements, composition of the board of directors, board of directors’ meetings and related notices and quorum requirements and the approval of transactions by the board of directors.
     As of February 28, 2007, CANTV had 51,900,000 Class B Common Shares outstanding, representing approximately 6.59% of CANTV’s outstanding capital stock. All but one of the Class B Common Shares are held by Banco de Desarrollo Económico y Social de Venezuela (the Venezuelan Economic and Social Development Fund Bank). The remaining Class B Common Share is held in the name of the Venezuelan Ministerio del Poder Popular para la Infraestructura (the Venezuelan Ministry of the Popular Power for Infrastructure).
     Class C Common Shares may be held only by employees, retirees, former employees, and heirs and spouses of employees, retirees or former employees of CANTV and its subsidiaries, as well as workers’ companies and benefit plans. Class C Common Shares transferred to any individual or entity different from the aforementioned individuals and entities automatically convert to Class D Common Shares upon such transfer. The holders of Class C Common Shares have the right to elect two directors so long as the Class C Common Shares represent at least 8% of CANTV’s capital stock and one director so long as the Class C Common Shares represent at least 3% of CANTV’s capital stock. As of February 28, 2007, CANTV had 47,418,150 Class C Common Shares outstanding, representing approximately 6.02% of CANTV’s outstanding capital stock.
     Class D Common Shares are currently listed on the Caracas Stock Exchange. Class D Common Shares are the only class of Common Shares underlying the ADSs. The ADSs each represent seven Class D Common Shares and are traded on the New York Stock Exchange. As of February 28, 2007, CANTV had 436,643,989 Class D Common Shares (including Class D Common Shares represented by ADSs) outstanding, representing approximately 55.47% of CANTV’s outstanding capital stock. As of the same date, 399,905,415 Class D Common Shares (or approximately 91.59% of the Class D Common Shares) were represented by ADSs. As of March 15, 2007, the number of Class D Common Shares represented by ADSs had increased to 419,363,399.

     Verizon, through its affiliate GTE Venholdings B.V., owns 4,001,311 ADSs representing an aggregate of 28,009,177 Class D Common Shares and approximately 3.56% of CANTV’s outstanding capital stock. Based on an amendment to Schedule 13D filed with the SEC on February 9, 2007, Carlos Slim Helú and other persons related to him, as a result of ADSs held by Inmobiliaria Carso, S.A. de C.V., beneficially own 2,700,000 ADSs, which represent 18,900,000 Class D Common Shares and approximately 4.4% of the outstanding Class D Common Shares and 2.4% of CANTV’s outstanding capital stock. In addition, based on an amendment to Schedule 13D filed with the SEC on February 14, 2006, Brandes Investment Partners, LLC, an investment advisory firm that manages assets for institutional and private clients worldwide, and certain other filing persons, held an aggregate of 17,764,681 ADSs, representing 124,352,767 Class D Common Shares and approximately 15.80% of the CANTV’s outstanding capital stock.
     Exchange Rates
     There are currently controls on foreign exchange in effect under Venezuelan law. In 2003, the Government of Venezuela (i) approved initial rules (which have since been supplemented and elaborated on) governing foreign currency trading and related matters, including providing for the Government of Venezuela to establish official exchange rates from time to time, and (ii) established an official exchange rate at Bs. 1,596.00 per U.S. dollar purchased by the Banco Central de Venezuela (the Central Bank of Venezuela), and Bs. 1,600.00 per U.S. dollar sold by the Central Bank of Venezuela. On February 9, 2004, the Government of Venezuela changed the official exchange rate to Bs. 1,915.20 per U.S. dollar purchased by the Central Bank of Venezuela, and Bs. 1,920.00 per U.S. dollar sold by the Central Bank of Venezuela. On March 2, 2005, the Government of Venezuela adopted the current official exchange rate of Bs. 2,144.60 per U.S. dollar purchased by the Central Bank of Venezuela, and Bs. 2,150.00 per U.S. dollar sold by the Central Bank of Venezuela.
     Previous Agreements by Affiliates of CANTV
     According to a Schedule 13D filed on April 12, 2006 by Carlos Slim Helú and other persons related to him, Verizon (through two of its subsidiaries) and Teléfonos de México, S.A. de C.V. and América Móvil, S.A. de C.V., through a joint venture, entered into a stock purchase agreement on April 2, 2006, pursuant to which the joint venture, subject to the terms and conditions described therein, agreed:
•	to purchase 100% of the capital stock of GTE Venholdings, which held 4,001,311 ADSs (representing 28,009,177 Class D Common Shares) and 196,401,427 Class A Common Shares of CANTV (which together represented approximately 28.5% of the then-outstanding equity share capital of CANTV) for an aggregate price of US$676.6 million; and

•	within ten business days after the closing of the purchase of the capital stock of GTE Venholdings, to commence, concurrently (1) a tender offer in Venezuela to acquire any and all of the other outstanding Common Shares at the same price per Common Share paid in the purchase of the capital stock of GTE Venholdings, and (2) a tender offer in the United States to acquire any and all of the other outstanding ADSs at the same price per ADS paid in the purchase of the capital stock of GTE Venholdings.
     In an April 3, 2006 Tender Offer Statement on Schedule TO-C filed with the SEC, Teléfonos de México, S.A. de C.V. and América Móvil, S.A. de C.V. reported that following the closing of the purchase of Verizon’s equity interest in CANTV, the joint venture would, subject to receipt of regulatory approvals, offer to purchase the remaining outstanding shares of CANTV at the Bolivar equivalent, based on the “Official Exchange Rate,” of the price per share paid to Verizon and the remaining outstanding American Depositary Shares at the same price per ADS paid to Verizon.
     According to a Schedule 13D filed on February 9, 2007 by Carlos Slim Helú and other related persons, the joint venture and the Verizon subsidiaries agreed to terminate the stock purchase agreement on February 8, 2007.
     Where You Can Find More Information
     CANTV is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and, in accordance with these requirements, files reports and other information with the SEC relating to its business, financial condition and other matters. These reports, statements and other information can be read and copied at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains CANTV’s SEC filings. In addition, reports, statements and other information concerning CANTV may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
     CANTV is also subject to Venezuelan reporting requirements and, in accordance therewith, files reports and other information in Spanish with the CNV. These reports and other information may be inspected and copies may be obtained at the offices of the CNV at Avenida Francisco Solano Lopez, Edificio CNV, Urbanización Sabana Grande, 1050, Caracas, Venezuela (Telephone 58-212-761-9666). The postal address for the CNV is Apartado Postal 2721 Carmelitas, Caracas, Venezuela 1010A. The CNV also maintains a website in Spanish at http://www.cnv.gob.ve.
8. Certain Information Concerning the Venezuelan Republic
     The Venezuelan Republic is offering to buy your ADSs, upon the terms and subject to the conditions of this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal.
     The Venezuelan Republic does not believe that its financial condition is material to your decision whether to tender into the U.S. Offer because:
•	only cash consideration is being offered;

•	the Offers are for any and all outstanding capital stock of CANTV (other than those already beneficially owned by the Venezuelan Republic); and

•	the Offers are not subject to any financing condition.
     Pursuant to Rule 14d-3 under the Exchange Act, the Venezuelan Republic filed with the SEC a Tender Offer Statement on a Schedule TO, of which this U.S. Offer to Purchase forms a part, and exhibits thereto for the U.S. Offer (together with the exhibits thereto, the “Schedule TO”). Also, pursuant to Rule 14d-3 under the Exchange Act, the Venezuelan Republic filed with the SEC a Tender Offer Statement on a Schedule TO and exhibits thereto for the Venezuelan Offer (together with the exhibits thereto, the “Venezuelan Schedule TO”). The Schedule TO and the Venezuelan Schedule TO can be read and copied at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains the Venezuelan Republic’s SEC filings.
     The Venezuelan Republic furnishes information applicable to foreign governments to the SEC. These reports, statements and other information can be read and copied at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains the Venezuelan Republic’s SEC filings.
     Except as otherwise disclosed in this U.S. Offer to Purchase (including with respect to the agreement to tender as provided in the Verizon Memorandum):
•	the Venezuelan Republic neither beneficially owns, nor has any right to acquire, any Common Shares or ADSs;

•	neither the Venezuelan Republic nor, to the best of the Venezuelan Republic’s knowledge, any associate or majority-owned company of the Venezuelan Republic, has effected any transaction in the Common Shares or ADSs during the past 60 days;

•	there are no transactions that occurred during the past two years between the Venezuelan Republic on the one hand and CANTV or its executive officers, directors or affiliates, on the other hand, that the Venezuelan Republic is required to report under Regulation 14D under the Exchange Act; and

•	there are no negotiations, transactions or material contracts during the past two years between the Venezuelan Republic or any of its state-owned companies on the one hand, and CANTV or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or sale or other transfer of a material amount of assets of CANTV.
Generally speaking, an “associate” of the Venezuelan Republic is, in relevant part, a corporation or organization of which the Venezuelan Republic is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities.
     In the ordinary course, CANTV and its subsidiaries and affiliates, on the one hand, and the Venezuelan Republic and its subdivisions and agencies and instrumentalities, on the other hand, provide various services to each other. In addition, CANTV and its subsidiaries and affiliates, on the one hand, and the Venezuelan Republic and its subdivisions and agencies and instrumentalities, on the other hand, are parties to the following contracts:
•	the Concession Contract entered into by the Venezuelan Republic (through the Venezuelan Ministry of Transport and Communications) and CANTV on October 14, 1991;

•	the Concession Contract entered into by the Venezuelan Republic (through the Venezuelan Ministry of Transport and Communications) and Movilnet on May 18, 1992; and

•	the Concession Contract entered into by the Venezuelan Republic (through the Venezuelan Ministry of Transport and Communications) and CANTV Servicios, C.A. (now CANTV.NET), dated February 1, 1996.
9. Source and Amount of Funds
     The Venezuelan Republic estimates that the total amount of funds required to purchase all of the ADSs and Common Shares being sought pursuant to the Offers will be approximately US$1.562 billion, consisting of approximately US$1.559 billion payable to holders of ADSs and Common Shares being sought pursuant to the Offers (assuming all outstanding ADSs and Common Shares being sought are tendered and accepted for payment pursuant to the Offers) and approximately US$3.1 million for related costs and expenses. The Venezuelan Republic has sufficient funds to purchase the ADSs and Common Shares being sought pursuant to the Offers and to pay related costs and expenses. The Venezuelan Republic’s source of funds will be available cash on hand. The U.S. Offer is not conditioned upon the receipt of financing by the Venezuelan Republic.
10. Extension of the Tender Period; Termination, Amendment
     The Venezuelan Republic reserves the right, at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified in “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer” shall have been satisfied but subject to the terms and conditions of the Verizon Memorandum, to extend for any reason the period of time during which the U.S. Offer remains open or amend the U.S. Offer by giving oral or written notice of such extension or amendment to the ADS Receiving Agent followed by public announcement thereof. There can be no assurance that the Venezuelan Republic will exercise its right to extend or amend the U.S. Offer.
     If the Venezuelan Republic increases or decreases the consideration to be paid for ADSs in the U.S. Offer, or the dealer’s soliciting fee, and the U.S. Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the U.S. Offer will be extended until the expiration of such period of 10 business days. If the Venezuelan Republic materially amends the terms of the U.S. Offer in any other respect or the information concerning the U.S. Offer, or waives a material condition of the U.S. Offer, the Venezuelan Republic will, if required pursuant to applicable law, extend the U.S. Offer for a period sufficient to allow ADS holders (including holders of Deposited Class D Common Shares) to consider the amended terms of the U.S. Offer.
     The Venezuelan Republic reserves the right, exercisable at any time and in its sole discretion, in the event any of the conditions set forth in “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer” shall not have been satisfied and so long as the ADSs shall not theretofore have been accepted for payment, to delay (subject to applicable law, including Rule 14e-1(c) under the Exchange Act) acceptance for payment of or payment for ADSs or to terminate the U.S. Offer and not accept for payment or pay for ADSs.

     The Venezuelan Republic will inform the ADS Receiving Agent and the Information Agent respectively of any extension, termination or amendment of the U.S. Offer, and any such extension, termination or amendment will also be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Venezuelan Republic may choose to make any public announcement, the Venezuelan Republic will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the U.S. Offer, the Venezuelan Republic will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
     Venezuelan law provides for tender offers to be open for between 20 and 30 Venezuelan stock exchange trading days, with a possible aggregate of 30 Venezuelan stock exchange trading days of extensions of the offering period beyond the initial expiration date available under certain circumstances, and in any event with the approval of the CNV. As described above in this Section 10, U.S. law, on the other hand, requires a tender offer be extended under certain circumstances. If one or more extensions of the U.S. Offer are adopted or required, then it is possible that the Venezuelan Republic could be required to keep the U.S. Offer open longer than the maximum 60 Venezuelan stock exchange trading days potentially available for the Venezuelan Offer. If required to extend the U.S. Offer, the Venezuelan Republic would seek CNV authorization to extend the Venezuelan Offer for the same period. However, the CNV may not approve such a request. It is possible, therefore, that the Venezuelan Offer may terminate before the U.S. Offer and that Common Shares tendered under the Venezuelan Offer may be purchased by the Venezuelan Republic prior to the purchase of ADSs in the U.S. Offer.
     The Venezuelan Republic may elect to provide for a subsequent offering period. A subsequent offering period, if one is included, is not an extension of the U.S. Offer, which already would have been completed. A subsequent offering period would be an additional period of time, after the acceptance for payment of ADSs tendered into the U.S. Offer prior to the Expiration Date, during which holders of ADSs would be able to tender ADSs (and holders of Class D Common Shares would be able to deposit their Class D Common Shares for exchange into ADSs to be tendered into the U.S. Offer) not tendered into the U.S. Offer. The consideration paid to ADS holders tendering ADSs in the subsequent offering period, if one is included, would be the same as the consideration paid in the U.S. Offer. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights would apply to shares tendered during a subsequent offering period. Under Rule 14d-11 of the Exchange Act, a subsequent offering period can be for a period of time of between three U.S. business days and 20 U.S. business days. If the Venezuelan Republic elects to provide for a subsequent offering period, it will make a public announcement of such election, as well as of the results of the U.S. Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.
11. Conditions to the U.S. Offer
     Notwithstanding any other provision of the U.S. Offer, the Venezuelan Republic’s obligations in respect of the U.S. Offer, including its obligation to purchase ADSs validly tendered into the U.S. Offer, are subject to satisfaction of each of the following conditions:
(i)	there shall have been validly tendered in accordance with the terms of the Offers prior to the expiration of the Offers and not withdrawn such number of Common Shares and ADSs representing a number of Class D Common Shares that, together with the number of Common Shares already beneficially owned by the Venezuelan Republic at the expiration of the Offers, represent at least a majority of the then-outstanding Common Shares (including Class D Common Shares represented by ADSs) (the “Minimum Tender Condition”);

(ii)	the execution of the Verizon Memorandum, the commencement of the Offers or the consummation of the transactions contemplated by the Memorandum shall not have (1) resulted in a default, termination or limitation of rights or in the acceleration of any payment obligations under any agreement or arrangement to which CANTV or any of its subsidiaries is a party or by which any of them is bound or (2) otherwise triggered any change of control provision in any such agreement or arrangement that individually, or in the aggregate, would be reasonably likely to have a material adverse effect on the business, operations, financial condition, or results of operations of CANTV and its subsidiaries, taken as a whole;

(iii)	any approval, authorization or relief that may be required from the Venezuelan Superintendencia para la Promoción y Protección de la Libre Competencia (the Venezuelan Superintendent of Promotion and

Protection of Free Competition), the Venezuelan Comisión Nacional de Telecomunicaciones (the Venezuelan National Telecommunications Commission), the CNV or the SEC to consummate the Offers shall have been obtained and shall remain effective;

(iv)	GTE Venholdings shall not have breached its obligation under, and subject to the terms and conditions of, the Verizon Memorandum to tender its ADSs and Common Shares into the Offers;

(v)	CANTV shall not have declared any dividends other than as required by law;

(vi)	there shall not have occurred any change in CANTV’s outstanding capitalization or any material corporate reorganization or restructuring or similar transaction; and

(vii)	the conditions to the Venezuelan Offer shall have been satisfied or waived by the Venezuelan Republic. See “THE U.S. OFFER – Section 12 – Conditions to the Venezuelan Offer.”
For more information, see “THE U.S. OFFER – Section 15 – The Verizon Memorandum.”
     The Venezuelan Republic may waive any of the foregoing conditions. Under Venezuelan law, the Venezuelan Republic may waive the Minimum Tender Condition only if there has been validly tendered in accordance with the terms of the Offers prior to the expiration of the Offers and not withdrawn such number of Common Shares (including Class D Common Shares represented by ADSs) that, together with the number of Common Shares already beneficially owned by the Venezuelan Republic at the expiration of the Offers, represent at least 75% of a majority of the then-outstanding Common Shares (including Class D Common Shares represented by ADSs). References in this U.S. Offer to Purchase to any dividend declaration by CANTV are not intended to constitute a waiver by the Venezuelan Republic of any of the foregoing conditions.
     Subject to the terms and conditions of the Verizon Memorandum, the Venezuelan Republic shall not be required to accept for payment or pay for any ADSs tendered pursuant to the U.S. Offer, or may delay the acceptance for payment of, or the payment for, any ADSs tendered and may, in its sole judgment, terminate or amend the U.S. Offer as to any ADSs not then accepted for payment if any of the foregoing conditions have not been satisfied, or waived by the Venezuelan Republic, on or before the Expiration Date and prior to the acceptance for payment of the ADSs.
     The foregoing conditions are for the sole benefit of the Venezuelan Republic, may be asserted by the Venezuelan Republic regardless of the circumstances giving rise to such condition and may be waived by the Venezuelan Republic in whole or in part at any time and from time to time in the sole discretion of the Venezuelan Republic. The failure by the Venezuelan Republic at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Venezuelan Republic concerning the events described above and any related judgment by the Venezuelan Republic regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered ADSs will be final and binding on all parties. The foregoing conditions shall be in addition to, and not a limitation of the rights of the Venezuelan Republic to extend, terminate or amend the U.S. Offer, subject to the terms and conditions of the Verizon Memorandum.
12. Conditions to the Venezuelan Offer
     In addition to the conditions described in items (i) through (vi) in “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer,” the Venezuelan Republic’s obligations in respect of the Venezuelan Offer, including its obligation to purchase Common Shares validly tendered into the Venezuelan Offer, are subject to satisfaction of the additional condition (which may be waived by the Venezuelan Republic) that the conditions to the U.S. Offer shall have been satisfied and no other event upon which the Venezuelan Republic may withdraw the U.S. Offer in accordance with the terms of the U.S. Offer shall have occurred. For more information, see “THE U.S. OFFER – Section 15 – The Verizon Memorandum.”

13. Background of the Offers; Past Contacts with CANTV
     On January 8, 2007, the President of the Venezuelan Republic announced the Venezuelan Republic’s program to acquire control of companies, including CANTV, operating in various strategic sectors of the Venezuelan economy.
     Following a series of negotiations between representatives of the Venezuelan Republic and Verizon relating to a possible transaction in which the Venezuelan Republic would acquire Verizon’s interest in CANTV, on February 12, 2007, representatives of the Government of the Venezuelan Republic met with representatives of Verizon in Caracas, Venezuela to finalize an agreement to be reflected in a memorandum of understanding.
     During the evening of February 12, 2007, the Government of the Venezuelan Republic and Verizon signed the Memorandum of Understanding at a ceremony held at the Palacio de Miraflores in Caracas, Venezuela. On the same date, the Venezuelan Republic announced the execution of the Verizon Memorandum at a press conference held at the Palacio de Miraflores in Caracas, Venezuela.
14. Purpose of the Offers
     The purpose of the Offers is for the Venezuelan Republic to acquire control of CANTV. The Offers are for any and all of the outstanding ADSs and Common Shares of CANTV (other than those already beneficially owned by the Venezuelan Republic). Subject to the terms and conditions of the Verizon Memorandum, Verizon’s affiliate, GTE Venholdings, has agreed to tender all 224,410,604 Common Shares (including Common Shares represented by ADSs) owned beneficially or of record by it into the Offers. The Venezuelan Republic presently intends to retain all Common Shares (including Common Shares represented by ADSs) that it acquires pursuant to the Offers.
15. The Verizon Memorandum
     The following is a summary of the material provisions of the Verizon Memorandum, an unofficial English translation of which is attached as Annex A to this U.S. Offer to Purchase. A Spanish language copy of the Verizon Memorandum is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that the Venezuelan Republic has filed with the SEC (the “Schedule TO”), and an English translation of the Verizon Memorandum is filed as Exhibit (d)(2) to the Schedule TO. This summary is qualified in its entirety by reference to the Verizon Memorandum, which is incorporated herein by reference.
     Subject to the terms and conditions of the Verizon Memorandum, (1) the Venezuelan Republic agreed to commence the Offers and (2) subject to Verizon’s reasonable satisfaction that the proceeds from the Offers will not be subject to any tax, withholding or other charge, encumbrance or restriction (including any restriction on the conversion of Bolivars into U.S. dollars) imposed by the Venezuelan Republic, other than, to the extent applicable, the 1% tax on proceeds from the sale of shares on the Caracas Stock Exchange, GTE Venholdings agreed to tender all 196,401,427 Class A Common Shares of CANTV and all ADSs (representing an aggregate of 28,009,177 Class D Common Shares) owned beneficially or of record by it (representing approximately 28.51% of CANTV’s outstanding capital stock) into the Offers for an aggregate price of US$572,247,040.20. Under the terms of the Verizon Memorandum, the price to be paid in the U.S. Offer must be no less than US$17.85 per ADS, and the price to be paid in the Venezuelan Offer must be no less than the Bolivar equivalent (based on the Bolivar Exchange Rate) of US$2.55 per Common Share (other than Common Shares represented by ADSs).
     The Verizon Memorandum provides, however, that the price to be paid in the Offers (including the aggregate price to be paid to GTE Venholdings pursuant to the Offers) is subject to (1) downward adjustment to give effect to any dividend with a record date after the date of the Verizon Memorandum and prior to the closing of the Offers and (2) a 1% withholding tax on proceeds from the sale of shares on the Caracas Stock Exchange, to the extent applicable. As a result of the Bs. 922.07 per Common Share dividend approved by the shareholders of CANTV on March 30, 2007, which has a record date of April 12, 2007 and a payment date of April 18, 2007, the price to be paid in the Offers has been reduced to US$14.84791 (from US$17.85) per ADS and the Bolivar equivalent of US$2.12113 (from US$2.55) per Common Share. The price to be paid in the Offers will be adjusted downward to reflect any additional dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer (or, in the case of the Venezuelan Offer, the settlement date for Common Shares tendered into the Venezuelan Offer). For more information, see “THE U.S. OFFER – Section 6 – Price Range of ADSs and Class D Common Shares;

Dividends.” In addition, the Venezuelan Republic, on the one hand, and Verizon and GTE Venholdings, on the other hand, agreed to waive certain claims against each other, other than claims that might arise under the Verizon Memorandum.
     The Verizon Memorandum provides that at least two business days prior to the closing of the Offers, the Venezuelan Republic will obtain all foreign exchange approvals required to convert into U.S. dollars the proceeds to be received by GTE Venholdings from its tender of Common Shares into the Venezuelan Offer and any dividend resulting in a downward adjustment to the price to be paid in the Offers.
     The Verizon Memorandum specifies certain express conditions to the Venezuelan Republic’s obligation to commence and complete the Offers. In addition, the Verizon Memorandum provides that prior to the closing of the Offers, (1) Verizon and its affiliates will continue to transact business with CANTV and its subsidiaries in a manner consistent with past practice (including with respect to their continued performance under any contract for the provision of goods or services to CANTV and its subsidiaries) and (2) neither Verizon nor its subsidiaries or affiliates will amend or terminate any such contract without the prior consent of the Venezuelan Republic’s Minister of Telecommunications (or his designee) or vote as a CANTV shareholder to approve any action or transaction of CANTV or its subsidiaries outside of the ordinary course of business. Under the Verizon Memorandum, Verizon and its affiliates will (1) not solicit any CANTV employee (except any CANTV employee seconded by Verizon and its affiliates) for six months following the closing of the Offers and (2) continue to provide intellectual property, software or other services as may be reasonably necessary for CANTV to continue its operations in a manner consistent with past practice for up to 12 months on customary terms. The Verizon Memorandum also provides for Verizon and GTE Venholdings to use their reasonable best efforts to facilitate the establishment of a transition team to facilitate the transition of control of CANTV.
     The terms of the U.S. Offer as contained in this U.S. Offer to Purchase and of the Venezuelan Offer differ in certain respects from the requirements of the Verizon Memorandum, including with respect to the conditions to the Offers that are contemplated by the Verizon Memorandum. Nevertheless, the Venezuelan Republic has no reason to believe that GTE Venholdings will not tender its ADSs and Common Shares into the Offers.
16. Plans for CANTV; Certain Effects of the Offers
     Management and Operations
     The Venezuelan Republic intends to seek representation on CANTV’s board of directors following the consummation of the Offers.
     Under Venezuelan law and CANTV’s Estatutos (by-laws), shareholders owning at least 20% of CANTV’s total outstanding capital stock have the right to request that CANTV’s board of directors call an extraordinary shareholders meeting at which directors may be removed and new directors may be elected by shareholders. If the Offers are successful, the Venezuelan Republic will beneficially own at least 20% of CANTV’s total outstanding capital stock, and therefore would have the right to request that CANTV’s board of directors call such an extraordinary meeting. If, following the consummation of the Offers, the Venezuelan Republic owns at least a majority of CANTV’s total outstanding capital stock, the Venezuelan Republic will have the ability to appoint a majority of the members of CANTV’s board of directors at such an extraordinary shareholders meeting or at an ordinary shareholders meeting.
     If, following the consummation of the Offers, the Venezuelan Republic has the ability to appoint members of CANTV’s board of directors, the Venezuelan Republic expects that its appointees would be high-ranking officials of the Venezuelan Republic. However, the Venezuelan Republic also reserves the right to select, as it may deem appropriate, appointees who are not public officials.
     The Venezuelan Republic expects that under CANTV’s new management, CANTV’s telecommunications and information technologies will be strategically positioned as a human right and a development tool. In this sense, CANTV will be positioned to promote the development of telecommunications services, taking advantages of new technologies, especially wireless technologies, and to deliver services to underserved sectors of the Venezuelan population, which will enable CANTV (1) to serve as an instrument for development that covers the entire country, focused on social inclusion and territorial integration and not exclusively on profitability, (2) to take advantage of the efficiencies of its new strategic and operating model to bring benefits to the users of greatest social interest; and

(3) to bridge the gaps in, and improve progressively, coverage for fixed and mobile telephone, data network and Internet, broadband and advanced services.
     Without limiting the generality of the foregoing, the Venezuelan Republic intends, among other objectives, to:
•	promote the access by all citizens to CANTV’s services;

•	position CANTV’s services as human rights;

•	cause CANTV to coordinate and provide shared services for companies and institutions of the Venezuelan Republic;

•	cause CANTV to promote the development of telecommunications infrastructure in the center, south and eastern regions of the Venezuelan Republic, in coordination with other state-owned or state-controlled entities whose assets include telecommunications infrastructure;

•	cause CANTV to represent the Venezuelan Republic in the development of regional integration projects and investments in other countries; and

•	cause CANTV to contribute to the formation of a technological system to move the Venezuelan Republic toward a greater level of national technological development.
     The Venezuelan Republic intends to cause CANTV to invest in infrastructure projects in the south and east of the Venezuelan Republic through a new economic model that would involve participation of small- and medium-sized companies, cooperatives and socially conscious businesses, as well as international investors.
     On the local level, CANTV will incorporate the needs of local communities in planning and implementing its projects, including through establishing relationships with local community councils.
     In addition, as a state-owned company, CANTV will be required to manage and conduct its operations in compliance with the Venezuelan Republic’s National Development Plans as in effect from time to time and the policies, guidelines, plans and strategies for the telecommunications sector established from time to time by the Venezuelan Ministry of the Popular Power for the Telecommunications and Informatics.
     The Venezuelan Republic is continuing to review, based on available information, various business strategies that it could cause CANTV to adopt. Any such strategies, however, are expected to be structured as may be necessary for CANTV to operate as a self-sustaining company.
     Extraordinary Transactions; Sale or Issue of CANTV Shares; Dividend Policy
     Except as described in this U.S. Offer to Purchase, the Venezuelan Republic does not have any current plans relating to, or that could result in, any of the following, but reserves the right to adopt and change such plans from time to time:
•	extraordinary corporate transactions, such as a merger, reorganization or liquidation, involving CANTV or any of its subsidiaries;

•	the purchase, sale or transfer of a material amount of CANTV’s assets or any of its subsidiaries;

•	a material change in CANTV’s present dividend rate or policy, or indebtedness or capitalization; or

•	the sale of the Common Shares or ADSs it acquires in the Offers, or the issue by CANTV any additional Common Shares or any other capital stock or other securities.
     The Venezuelan Republic does not have any current plans or proposals following completion of the Offers to propose any second-step merger or other business combination that would cause ADSs and Common Shares which are not purchased pursuant to the Offers to be cashed out in a merger or similar transaction. Although the Venezuelan Republic has no such plans, following the consummation of the Offers, the Venezuelan Republic may from time to time decide, directly or indirectly through affiliates, to acquire through open-market purchases, privately negotiated transactions, additional tender offers or otherwise, at prices different than the one to be paid in the Offers, additional ADSs and Common Shares of CANTV not owned by it or its affiliates, subject to, and to the extent permitted by, applicable law (including Venezuelan tender offer regulations). The Venezuelan Republic cannot assure that it or any of its affiliates will effect any such acquisitions or as to the prices thereof, which could be higher or lower than, or equal to, the price to be paid pursuant to the Offers, except as may be required by applicable law.
     The Venezuelan Republic reserves the right to cause CANTV to enter into strategic alliances with CVG Telecomunicationes, C.A. and other telecommunications infrastructure state-owned companies for the purpose of facilitating implementation of the objectives of the Venezuelan Republic’s National Development Plans relating to the development and strengthening of telecommunications services throughout the Venezuelan Republic.
     Certain Effects of the Offers
          Market for ADSs and Class D Common Shares; Possible Stock Exchange Delisting
     The purchase of the ADSs pursuant to the U.S. Offer and the purchase of the Common Shares pursuant to the Venezuelan Offer will reduce the number of ADSs and Common Shares that might otherwise trade publicly and depending upon the number of ADSs and Common Shares purchased, could have an adverse effect on the liquidity and market value of the remaining ADSs and Common Shares held by the public.
     The extent of the public market for the ADSs and the Class D Common Shares would depend upon such factors as the number of shareholders and/or the aggregate market value of the ADSs and the Class D Common Shares remaining at the time, the interest in maintaining a market value of the ADSs and the Class D Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Since the Class D Common Shares are the security that underlies the ADSs, any effect on the market for the Class D Common Shares will have a correlative effect on the market for the ADSs. The Venezuelan Republic cannot predict whether the reduction in the number of the ADSs and the Class D Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the marketability of the ADSs and the Class D Common Shares or whether it would cause future market prices to be greater or less than the consideration offered under the U.S. Offer.
     The Class D Common Shares are listed on the Caracas Stock Exchange. Subject to applicable CNV and Caracas Stock Exchange rules, the Venezuelan Republic currently intends to allow CANTV to maintain its listing on the Caracas Stock Exchange following consummation of the Offers. According to Venezuelan securities law, however, the CNV has the authority to adopt measures necessary to safeguard the interest of investors in securities subject to the Venezuelan Capital Markets Law. The CNV, as well as the Caracas Stock Exchange, has the authority to order the temporary suspension of public trading of a security when it deems that circumstances exist that are contrary to an orderly market or when serious circumstances exist. In addition, the Caracas Stock Exchange has the power to suspend dealings in any listed security if the current price of the security varies by more than 20% from the daily opening price of such security in order to determine the reasons for such price variance and to make inquiries of the issuer of the security involved. If after trading is resumed the price varies from the reopening price (or successive reopening prices) by 20% or more, then trading may be suspended again as necessary. The Venezuelan Republic cannot guarantee that the CNV or the Caracas Stock Exchange will not from time to time determine to suspend trading in or the listing of CANTV’s Common Shares.
     ADSs are listed on the New York Stock Exchange. It is possible that, due to decreases in trading volume and the number of holders of ADSs following the U.S. Offer, the ADSs will no longer meet the listing requirements of the New York Stock Exchange. If the ADSs fail to meet the New York Stock Exchange listing requirements, the New York Stock Exchange may elect to delist the ADSs. Even if the ADSs are not delisted by the New York Stock Exchange, the Venezuelan Republic may cause CANTV to examine whether the continued listing of ADSs on the New York Stock Exchange is necessary, desirable and consistent with CANTV’s business goals and objectives.
          Exchange Act Deregistration
     The registration of the ADSs (and the Class D Common Shares) under the Exchange Act could be terminated upon application of CANTV to the SEC if the ADSs are no longer listed on a “national securities exchange” such as the New York Stock Exchange and there are fewer than 300 holders of record of the ADSs resident in the United States. If the ADSs are delisted from the New York Stock Exchange, CANTV may deregister the ADSs (and the Class D Common Shares) so long as there are fewer than 300 record holders of the ADSs (and Class D Common Shares) resident in the United States. If the ADSs (and the Class D Common Shares) are no longer registered under the Exchange Act, the information CANTV would be required to furnish to holders of ADSs and to the SEC would be substantially reduced. In addition, certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 that apply to “going private” transactions, would no longer apply to CANTV and its affiliates.
          Termination of the Deposit Agreement
     The Deposit Agreement provides that whenever so directed by CANTV, the ADS Depositary will terminate the Deposit Agreement by mailing notice of such termination to the holders of ADSs at least thirty days prior to the termination date. The Venezuelan Republic is currently considering whether to cause CANTV to direct the ADS Depositary to terminate the Deposit Agreement, in accordance with its terms, following completion of the Offers.
     If the Deposit Agreement is terminated, on and after the date of termination, the holders of ADSs would, upon (1) surrender of their ADRs at the Corporate Trust Office of the ADS Depositary, and (2) payment of a fee to the ADS Depositary for the surrender of such ADRs of up to US$5.00 for each 100 ADSs (or portion thereof) represented by such ADRs, plus such other fees and charges incurred by the ADS Depositary and any applicable taxes or governmental charges, as are provided for in the Deposit Agreement, in connection with the surrender of such ADRs (or the delivery of Class D Common Shares in respect thereof), be entitled to delivery (subject to the applicable clearing procedures of CANTV’s transfer agents, Banco de Venezuela, SACA and Banco Venezolano de Crédito, S.A., CANTV’s Estatutos (by-laws), and applicable securities laws of the U.S., Venezuela, or other jurisdictions), to the holder or upon the holder’s order, of the number of Class D Common Shares represented by ADSs evidenced by such ADRs.
     If any ADSs remain outstanding after the date of termination of the Deposit Agreement, the ADS Depositary thereafter would discontinue the registration of transfer of ADSs, would suspend the distribution of dividends to the owners thereof and would not give any further notices or perform any further acts under the Deposit Agreement, except: (1) the collection of dividends and other distributions pertaining to the Class D Common Shares; (2) the sale of property and rights and conversion of Class D Common Shares into cash as provided in the Deposit Agreement; and (3) the delivery of Class D Common Shares, together with dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property (in all such cases, without liability for interest) (such dividends, other distributions and rights sale proceeds, if any, “Other Proceeds”), in exchange for surrendered ADSs subject to the applicable terms of the Deposit Agreement, including the payment of the fees and other charges of the ADS Depositary and any applicable taxes or governmental charges.
     Under the Deposit Agreement, the ADS Depositary has the right to sell the Class D Common Shares it holds at any price, to any person and by any means determined by the ADS Depositary after the six-month period following termination of the Deposit Agreement. Whether, under what conditions, and at what price, a sale of Class D Common Shares would take place is solely within the ADS Depositary’s control, and would depend on whether there is any market or otherwise any buyers for the Class D Common Shares.
     Following any sale of Class D Common Shares, the ADS Depositary would hold uninvested the net proceeds of the sale (the “Net Sale Proceeds”), together with the Other Proceeds, in an unsegregated account, without liability for interest, for the pro rata benefit of the holders of ADSs that have not surrendered their ADSs. In connection with the delivery to former holders of ADSs of the Net Sale Proceeds and any Other Proceeds, the ADS Depositary is entitled to deduct, in each case, any expenses and charges for the account of the owner of such ADSs and any applicable taxes or governmental charges, in accordance with the terms and conditions of the Deposit Agreement.
     Upon any termination of the Deposit Agreement, CANTV would be discharged from all obligations thereunder, except for certain obligations to the ADS Depositary. After selling the Class D Common Shares, the ADS Depositary would be discharged from all obligations to CANTV, except for certain indemnification obligations and the obligation to account for the Net Sale Proceeds and any Other Proceeds held for the account of former holders of ADSs.

          Material U.S. Federal Income and Venezuelan Tax Consequences
     The receipt of cash for ADSs pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “THE U.S. OFFER – Section 5 – Material Tax Considerations”) who sells ADSs pursuant to the U.S. Offer will recognize taxable gain or loss for U.S. federal income tax purposes equal to the difference between the holder’s amount realized and the holder’s tax basis in the ADSs sold pursuant to the U.S. Offer. Generally, gain on the sale of ADSs realized by a nonresident of Venezuela will not be subject to Venezuelan income tax. See “THE U.S. OFFER – Section 5 – Material Tax Considerations.”
          Margin Regulations
     The ADSs are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among others, of allowing brokers to extend credit on the collateral of such ADSs. If the ADSs are delisted from the New York Stock Exchange following the purchase of the ADSs pursuant to the U.S. Offer, the ADSs would no longer constitute “margin securities” for purposes of the margin regulations of the Board of Governors of the Federal Reserve System, in which event such ADSs could no longer be used as collateral for loans made by brokers.
     No Appraisal Rights
     Holders of ADSs and Common Shares will not have appraisal or similar rights in connection with either the U.S. Offer or the Venezuelan Offer.
17. Legal Matters; Regulatory Approvals
     General
     Except as set forth in this Section 17, the Venezuelan Republic is not aware of any material pending legal proceeding relating to the Offers.
     Based on its examination of publicly available information filed by CANTV with the SEC and the CNV, as well as certain information provided by CANTV to the Venezuelan Republic to allow the Venezuelan Republic to conduct a limited due diligence review of CANTV, except as set forth in this U.S. Offer to Purchase, the Venezuelan Republic is not aware of:
•	any governmental license or regulatory permit that appears to be material to CANTV’s business that might be affected adversely by the Venezuelan Republic’s purchase of ADSs or Common Shares as contemplated in the Offers;

•	any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of ADSs or Common Shares by the Venezuelan Republic as contemplated in the Offers; or

•	any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval, that would be required as a result of or in connection with the Offers, including, but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which CANTV or the Venezuelan Republic or any of their respective subsidiaries or affiliates is a party.
     Should any such approval or other action be required, the Venezuelan Republic will determine in its sole discretion whether such approval or other action will be sought. Any such approval may delay the acceptance for payment of or payment for ADSs accepted in the U.S. Offer. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to CANTV’s business or certain parts of CANTV’s business might not have to be disposed of, any of which could cause the Venezuelan Republic to elect to terminate the U.S. Offer without the purchase of ADSs thereunder. The Venezuelan Republic’s obligation under the U.S. Offer to accept for payment and pay for ADSs is subject to certain conditions. See “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer.”

     Hart-Scott-Rodino
     Under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the rules promulgated thereunder, some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the applicable waiting period requirements have been satisfied. The acquisition of ADSs and Common Shares pursuant to the Offers is not subject to the HSR Act.
     Venezuelan Tender Offer Regulations
     Under the Venezuelan tender offer regulations, any person or group of persons intending to take control of a publicly traded Venezuelan company must file with the CNV a report describing the offer. On March 29, 2007, the Venezuelan Republic filed such a report for the Venezuelan Offer. On April 2, 2007, the CNV authorized the commencement of the Venezuelan Offer. In addition, in accordance with Venezuelan tender offer regulations, trading in CANTV’s Common Shares on the Caracas Stock Exchange was suspended during the period between the Venezuelan Republic’s filing of the report describing the offer and the CNV authorization.
     In accordance with the Venezuelan tender offer regulations, the Venezuelan Republic must report the results of the Offers to the CNV, the Caracas Stock Exchange and the general public within two days following the closing of each of the U.S. Offer and the Venezuelan Offer through a notice published in two newspapers with a nationwide circulation.
     CONATEL
     In accordance with Communication No 000320 issued by the Venezuelan Comisión Nacional de Telecomunicaciones (the Venezuelan National Telecommunications Commission or “CONATEL”) on March 19, 2007, CONATEL has determined that it has no objection to the Venezuelan Republic’s acquisition of the Common Shares (including the Common Shares represented by ADSs).
18. Fees and Expenses
     Except as set forth below, the Venezuelan Republic will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs into the Offers.
     ABN AMRO Incorporated is acting as the Dealer Manager for the U.S. Offer. The Dealer Manager will receive customary fees for acting as such. The Venezuelan Republic has agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with their engagement, including certain liabilities under the U.S. federal securities laws.
     In the ordinary course of business, the Dealer Manager and its affiliates engage in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of CANTV.
     The Bank of New York is acting as the ADS Receiving Agent for the U.S. Offer. The ADS Receiving Agent has not been retained to make solicitations or recommendations in its role as the ADS Receiving Agent. The ADS Receiving Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.
     D.F. King & Co., Inc. is acting as the Information Agent for the U.S. Offer. The Information Agent may contact holders of ADSs by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the U.S. Offer to beneficial owners of ADSs. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.
     Econoinvest Casa de Bolsa, C.A. is acting as the Coordinator for the Venezuelan Offer. Econoinvest Casa de Bolsa, C.A. will receive reasonable and customary compensation for its services as Coordinator for the Venezuelan

Offer, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under applicable securities laws.
19. Miscellaneous
     The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not comply with the laws of that jurisdiction. The Venezuelan Republic is not aware of any jurisdiction in which the making of the U.S. Offer or the tender of ADSs in connection therewith would not be in compliance with the laws of such jurisdiction. If the Venezuelan Republic becomes aware of any state law prohibiting the making of the U.S. Offer or the acceptance of ADSs pursuant thereto in such state, it will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the U.S. Offer. If, after such good faith effort, the Venezuelan Republic cannot comply with any such state statute, the U.S. Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of ADSs in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of the Venezuelan Republic by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
     No person has been authorized to give any information or make any representation on behalf of the Venezuelan Republic not contained in this U.S. Offer to Purchase or in the accompanying ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized

ANNEX A
THE VERIZON MEMORANDUM
[Unofficial English Translation]
MEMORANDUM OF UNDERSTANDING
     This Memorando is entered into among the Government of the Bolivarian Republic of Venezuela, represented in this act by Jesse Chacón Escamillo, Minister of Telecommunications and Information (the “Government”), GTE Venholdings B.V., a corporation organized and existing under the laws of the Netherlands (“Seller”) and Verizon Communications Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America (“Verizon”) concerning the offers to be made, directly or indirectly, by the Government to acquire any and all outstanding shares of the capital stock of Compañía Anónima Nacional Teléfonos de Venezuela (“CANTV”), including American Depositary Shares representing shares of capital stock of CANTV (“ADSs”), and the agreement by Seller to sell to the purchaser in the offers all of the capital stock of CANTV, including ADSs, owned beneficially or of record by the Seller (the “Shares”), which consists of 196,401,427 Class A Shares and ADSs representing an aggregate of 28,009,177 Class D Shares. Other than the Shares, all of which are owned by the Seller, none of Verizon or its subsidiaries or affiliates (it being understood that CANTV does not constitute an affiliate of Verizon) (the “Verizon Persons”) owns any shares of capital stock of CANTV or any ADSs. The Shares currently represent approximately 28.51% of the outstanding capital stock of CANTV.
     1. Seller agrees, subject to the terms and conditions set forth in this Memorando and Seller’s reasonable satisfaction that the amount payable to it upon the closing of the Offers (as defined below) shall be Five Hundred Seventy Two Million Two Hundred Forty Seven Thousand Forty Dollars and Twenty Cents US$572,247,040.20 (subject to adjustment as contemplated in Paragraph 2 of this Memorando), subject to no tax, withholding or other charge, encumbrance or restriction (including any restriction on the conversion of Bolivars into United States dollars) of any nature whatsoever imposed by the Government or any agency or instrumentality thereof with respect to the transfer and sale of the Shares, the conversion of any Bolivars received from such sale into United States dollars, and the receipt by the Seller in the Netherlands or the United States of such proceeds in United States dollars (other than, if and to the extent applicable, the 1% tax applicable to certain proceeds from the sale of shares purchased on the Caracas Stock Exchange and assuming the accuracy of the assumptions set forth in Paragraph 8 of this Memorando), to tender the Shares in the Offers (and in the case of the Venezuelan Offer, for payment on the securities exchange upon which the Class D Shares of CANTV are listed and publicly traded (i.e., the Caracas Stock Exchange)). Subject to the occurrence of the closing of the Offers (the “Closing”) and effective on the date on which the Closing occurs (i) Seller and Verizon waive, on behalf of themselves and each of the other Verizon Persons, any and all claims of any kind or nature that any of them has or might have against the Government or any of its agencies, departments, subdivisions or corporate or other entities owned or controlled by the Government (the “Government Persons”) or any of their respective directors, officers, employees, agents or representatives arising out of the ownership of the Shares by any Verizon Person or the Government’s announcements with respect to, or purchases of the shares or nationalization of, CANTV, other than any claims Verizon or Seller may have under this Memorando, and (ii) the Government waives, on behalf of each of the Government Persons, any and all claims of any kind or nature that any of them has or might have against any Verizon Person or any of their respective directors, officers, employees, agents or representatives arising out of any Verizon Person’s ownership of the Shares or the operation of CANTV, other than any claims the Government may have under this Acuerdo, provided that the waiver contained in this clause (ii) shall not apply to claims arising out of the operation of CANTV to the extent that any director, officer, employee, agent or representative of any Verizon Person was, in the performance of any duties on behalf of CANTV, grossly negligent, engaged in willful misconduct or fraud or failed to act in good faith or in a manner he or she reasonably believed was in, or not contrary to, the interests of CANTV.
     2. Within 45 days following the date of this Memorando, the Government shall, or shall cause an entity owned by the Government to, commence, and publicly announce the commencement of, concurrent tender offers in the Bolivarian Republic of Venezuela (the “Venezuelan Offer”) and the United States of America (the “US Offer” and together with the Venezuelan Offer, the “Offers”) to acquire any and all shares of capital stock of CANTV at a price in the US Offer of not less than Seventeen Dollars and Eighty Five Cents US$17.85 per ADS and a price in the

Venezuelan Offer of not less than the Bolivar equivalent (calculated at the official exchange rate as of the Closing) of Two Dollars and Fifty-Five Cents US$2.55 per share of capital stock of CANTV (other than any ADSs) (since such prices are determined without consideration of any dividend declared between the date hereof and the Closing, such prices to be adjusted downward to give effect to any dividend required to be declared and declared and paid by CANTV with a record date after the date hereof and prior to the Closing). In connection therewith, the Government shall, at least two business days prior to the Closing, obtain for the benefit of the Seller all foreign exchange approvals required to be obtained for the conversion from Bolivars into United States dollars of the proceeds received by Seller from the sale of Shares in the Venezuelan Offer and any dividend as a result of which the price to be paid in the Offers is adjusted. The Government shall use its reasonable best efforts to (i) fulfill and perform its obligations hereunder, including obtaining all consents, approvals, authorizations or other relief required in connection with the transactions contemplated hereby (including registration with the CNV of any Class A Shares that are not registered if Seller requests such registration with the CNV), and (ii) conduct the Offers in accordance in all material respects with all applicable laws, regulations, rules, codes, governmental orders, judgments and decrees (each of the foregoing, a “Law”). The Government shall, or shall cause the purchaser to, effect the Closing no later than five (5) business days following the later of (i) the expiration of the longer of any minimum period for which either Offer is required by any applicable Law to remain open, (ii) the satisfaction of the conditions described in paragraph 3 of this Memorando and (iii) the date on which payment is made in respect of any dividend as a result of which the price to be paid in the Offers is to be adjusted.
     3. The Offers will be subject to the following conditions and no other conditions: (i) that within 30 days of the date of this Memorando the Government shall not have discovered in the course of its legal and financial due diligence of CANTV any fact or circumstance which (A) causes CANTV’s public filings and submissions to the Comisión Nacional de Valores of Venezuela (the “CNV”) and the Securities and Exchange Commission in the United States of America (the “SEC”) to be misleading in any material respect, or (B) to the extent occurring after the most recent of such filings made prior to the date hereof, would be reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of CANTV and its subsidiaries, taken as a whole, or (C) causes the Government reasonably to determine that the duration of the provision of the intellectual property, software and other services to be provided by Verizon Persons pursuant to paragraph 6 herein (taking into account any offer by Verizon to extend such services for a longer period) would not be sufficient to enable CANTV to continue its operations consistent with past practice without the need to incur any material incremental cost and without any material disruption in operations, it being understood that no fact or circumstance relating to (x) the entry into or announcement of this Memorando, (y) any actions or statements by any Government Person or (z) the subject matter of any claim pending as of the date hereof against CANTV or any of its subsidiaries in connection with any of pension payments, adjustments on the basis of salary increases, salaries received, bonuses (including Bono Complementario de Protección Económica and Plan de Auxilio Temporal y Solidario), results of collective bargaining, minimum salary requirements, or social security rights or entitlements, shall result in any failure of this condition to be satisfied, other than, in the case of clause (z), any material worsening in the financial condition of CANTV caused by any determination after the date hereof made in any legal proceeding relating to such claims or liabilities that is adverse to CANTV, (ii) that the execution of this Memorando, the making of the Offers or the consummation of the transactions contemplated hereby shall not result in the default or termination of or diminution in rights or acceleration of payment obligations under any contracts or other arrangements to which CANTV or any of its subsidiaries is a party or by which CANTV or any of its subsidiaries is bound, or otherwise trigger any change of control provisions under any such contract or arrangement, except as would not singly or in the aggregate be reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of CANTV and its subsidiaries, taken as a whole, (iii) that a number of shares of capital stock of CANTV (including such shares as are represented by ADSs) shall have been tendered in the Offers such that following the Closing the number of shares of CANTV stock (including such shares as are represented by ADSs) owned by any Government Person (including the Banco de Desarollo Económico y Social de Venezuela) would, in the aggregate, constitute at least a majority of the total number of outstanding shares of CANTV stock (including such shares as are represented by ADSs), (iv) that any approval, authorization or relief that may be required from Pro-Competencia, the Comisión Nacional de Telecomunicaciones of Venezuela, the CNV or the SEC to consummate the Offers shall have been obtained and (v) that CANTV not have declared any dividends other than as required by any Law and that there shall not have been any change in CANTV’s outstanding capitalization or any material corporate reorganization or restructuring or similar transaction.
     4. Prior to the Closing, (i) Verizon and its subsidiaries and affiliates will continue to deal with CANTV and its subsidiaries in a manner consistent with past practice, including with respect to their performance under any agreement for the provision of goods or services by any of them to CANTV and its subsidiaries and (ii) none of

Verizon or any of its subsidiaries or affiliates will agree to any amendment or termination of any such contract without the prior consent of the Government’s Minister of Telecommunications (or his designee), or vote as a shareholder of CANTV to approve any action or transaction of CANTV or its subsidiaries outside of the ordinary course of business.
     5. Following the execution of this Memorando, Seller and Verizon will use their reasonable best efforts to facilitate the creation of a transitional manager within CANTV to facilitate the transition of CANTV into an entity controlled by the Government.
     6. Following the Closing, for a period of six months, Seller and Verizon will not, and will not permit any of the Verizon Persons to solicit for employment any person who is an employee of CANTV or its subsidiaries, it being understood that the foregoing shall not apply to any employee of CANTV who is or was seconded by any Verizon Person to CANTV. In addition, following the Closing, at the request of the Government, Seller and Verizon will cause any Verizon Person who was providing intellectual property, software or other services to CANTV prior to the date hereof to continue to provide, for such period up to but not exceeding twelve (12) months (it being understood that CANTV shall use its reasonable best efforts to replace such services earlier, if practicable) as may be reasonably necessary for CANTV to continue operations consistent with past practice, such services on the terms customarily provided to CANTV throughout the three-year period preceding the date of this Memorando (other than any intellectual property, software and other services such Verizon Person is not permitted by law or contract to continue to provide to CANTV after the Closing), subject to CANTV’s regular and prompt payment for such services.
     7. Following the Closing, for a period of two years, the Verizon Persons will maintain the confidentiality of all proprietary information of CANTV and its subsidiaries.
     8. The Government represents and warrants to Verizon and Seller that, other than, if and to the extent applicable, the 1% tax applicable to proceeds from the sale of shares purchased on the Caracas Stock Exchange, no tax, royalty, fee, levy, duty, tariff, impost or similar charge will be directly or indirectly imposed by any Government Person upon any payment made for shares of capital stock or ADSs of CANTV tendered in either of the Offers (assuming, in the case of the Class A Shares, the registration of the Class A Shares with the CNV, and in the case of the ADSs, that the funds used by a holder of ADSs to purchase the ADSs did not originate from business operations in Venezuela).
     9. This Acuerdo may be terminated by Verizon or Seller if (i) the Offers have not been commenced within 60 days of the date of this Memorando or (ii) if the Closing shall not have occurred within 180 days of the date of this Memorando; provided that no such termination shall relieve any party hereto of any liability as a result of any breach of this Memorando by such party prior to such termination.
     10. The public announcement and any regulatory filing made by any Government Person or any Verizon Person in respect of this Memorando or the transactions contemplated herein shall be coordinated by the parties.

     This Memorando is executed this 12th day of February, 2007.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen

John W. Diercksen
Executive Vice President – Strategy Development and Planning

GTE VENHOLDINGS B.V.
By Verizon International Holdings, Inc., Managing Director

By:	/s/ Christopher M. Bennett

Christopher M. Bennett

REPÚBLICA BOLIVARIANA DE VENEZUELA

Por:	/s/Jesse Chacón Escamillo

Jesse Chacón Escamillo
Minister of the Popular Power for Telecommunications and
Information of the Bolivarian
Republic of Venezuela

     Copies of the ADS Letter of Transmittal, properly completed and duly executed, will be accepted. The ADS Letter of Transmittal, ADRs and any other required documents should be sent or delivered by each ADS holder or such ADS holder’s broker, dealer, commercial bank, trust company or other nominee to the ADS Receiving Agent, at one of the addresses listed below:
The ADS Receiving Agent for the U.S. Offer is:
The Bank of New York

By Mail:	By Hand or Overnight Delivery:

The Bank of New York	The Bank of New York
Tender and Exchange Department	Tender and Exchange Department
P.O. Box 11248	101 Barclay Street
Church Street Station	Receive and Deliver Window—Street Level
New York, NY 10286-1248	New York, NY 10286
For Notice of Guaranteed Delivery
(For Eligible Institutions Only)
By Facsimile Transmission:
(212) 815-6433
To Confirm Facsimile Transmission Only:
(212) 815-6212
     Any questions concerning the U.S. Offer or requests for assistance or additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal, the ADS Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at its address and telephone number listed below. Beneficial holders of ADSs may also contact their broker, dealer, commercial bank or trust company for assistance concerning the U.S. Offer.
The Information Agent for the U.S. Offer is:
D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005
(212) 269-5550 (for banks and brokerage firms only)
(800) 697-6975 (for all others toll-free)